Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 24, 2024 and effective as of October 1, 2023 (the “Effective Date”), by and between LiveOne, Inc., a Delaware corporation (the “Company”), and Aaron Sullivan (“Executive”). The Company and Executive sometimes are referred to herein collectively as the “Parties” and each individually as a “Party”.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, agree as follows:

1. Employment. On the terms and subject to the conditions contained herein, the Company hereby employs Executive, and Executive accepts such employment with the Company.

2. Term. This Agreement is effective as of the Effective Date. The Company agrees to employ Executive in accordance herewith during the period starting on the Effective Date and ending on and inclusive of the date two (2) years thereafter (i.e., October 1, 2025), subject to any earlier termination of Executive’s employment hereunder pursuant to Section 7. The period starting on the Effective Date and ending on and inclusive of the date two (2) years thereafter, regardless of any termination of Executive’s employment hereunder, is referred to herein as the “Term”. The period starting on the Effective Date and ending on and inclusive of the earlier of (a) the date two (2) years thereafter, and (b) the Termination Date (as defined in Section 8.1) is referred to herein as the “Employment Period”. At least sixty (60) days prior to the 2nd anniversary of the Effective Date, the Company and Executive shall begin to negotiate, in good faith, the terms of a renewal of this Agreement.

3. Position and Duties. The Company agrees that during the Employment Period:

3.1 Title; Reporting. The Company will employ Executive as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company. Executive will report directly (a) to Rob Ellin at any time that Rob Ellin is serving as the Chief Executive Officer (the “CEO”) and to the Chairman of the board of directors of the Company (the “Chairman” and the “Board,” respectively), or (b) to the CEO or the Company’s President (the “President”) at any time that Rob Ellin is not the CEO. Executive shall also report to the Board. In addition, Executive shall also assume the positions of (i) the Chief Financial Officer, Treasurer and Secretary of Slacker, Inc., the Company’s wholly owned subsidiary (“Slacker”), and report to the Chief Executive Officer, President and the Chairman of Slacker, (ii) the Chief Financial Officer, Treasurer and Secretary of PodcastOne, Inc., the Company’s subsidiary (“PodcastOne”), and report to the Chief Executive Officer, President and the Chairman of PodcastOne, and (iii) the Chief Financial Officer, Treasurer and Secretary of any other major subsidiary of the Company as reasonably requested by the CEO, the Chairman or the Board, and report to the CEO, President and the Chairman of the Company (unless otherwise designated by the CEO, the Chairman or the Board).

LiveOne, Inc./Aaron Sullivan Employment Agreement

3.2 Duties. During the Term of this Agreement, Executive shall perform all duties reasonably required of Executive in furtherance of Executive’s position as it relates to the Company’s business and the business of all of the Company’s Affiliates (as defined in Section 9.5(a)) (the Company, together with all of its Affiliates, are referred to herein collectively as the “Company Group”). All duties assigned to Executive hereunder shall be consistent with the scope and dignity of his position. It is currently contemplated that such duties shall include, without limitation, (a) actively participating in all financial matters relating to the Company Group, as well as actively participating in all mergers, acquisitions and financing transactions (including private and public offerings), and (b) advising the CEO, President and the Chairman of the Company, the Chief Executive Officer, President and the Chairman of Slacker and the Chief Executive Officer, President and the Chairman of PodcastOne and actively participating in (i) any and all Company Group financial matters, (ii) preparation of Company Group registration statements and other filings with the United States Securities and Exchange Commission and Nasdaq (and if applicable NYSE and/or CBOE) (including all matters relating to the Company’s proxy and information statements and annual and special meetings), (iii) all matters related to the Company Group’s status in the capital markets, and (vi) all other financial matters that the Company may reasonably request, including those services that are customarily performed by a person holding the title of Chief Financial Officer. Executive shall attend and participate in meetings with Company Group management, bankers, underwriters, attorneys and prospective investors under the direction of the Chairman, the CEO and/or President of the Company. Executive shall actively participate in the preparation and review of general financial strategy and related materials. Except as set forth in Section 4, below, Executive shall diligently and faithfully devote his entire working time, energy and skill to the promotion and furtherance of Company’s business interests and to the performance of Executive’s duties under this Agreement. The services to be rendered by Executive hereunder for Company shall include members of the Company Group.

3.3 Location. Executive’s principal place of business will be the Company’s principal executive offices located in the metropolitan Los Angeles, California area. The CEO shall work in person from the Company’s principal place of business at the time that the Company’s other senior executive officers (other than CEO and President) are expected to work from the Company’s principal place of business; provided, that the Company shall permit Executive to work remotely at Executive’s reasonable discretion. Subject to Section 6.4, Executive shall travel to the Company Group’s other offices as the Company Group shall maintain or the other offices the Company shall maintain, from time to time, if necessary to perform his services hereunder or as reasonably required by the Company, at the Company’s expense (business travel and accommodations) and in accordance with the generally applicable policies and procedures of the Company, subject to presentation of reasonably detailed expense statements or vouchers and such other information as the Company may reasonably require.

3.4 Confidentiality, Non-Interference and Invention Assignment. As a condition of employment, Executive shall execute and comply with the Confidentiality, Non-Interference and Invention Assignment Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”).

LiveOne, Inc./Aaron Sullivan Employment Agreement

4. Services. During the Employment Period, Executive shall devote substantially all of Executive’s working time, attention, and efforts to the Company, excluding any periods for illness, incapacity, and vacations, subject to the policies established by the Compensation Committee as disclosed to Executive, except as otherwise specifically provided herein. Notwithstanding the immediately preceding sentence or anything to the contrary contained herein, during the Employment Period Executive is permitted (a) to serve on the boards of directors, the boards of trustees, or any similar governing bodies, of any corporations or other business entities, of any charitable, educational, religious, or public service organizations, or of any trade associations, (b) to engage in charitable activities and community affairs, (c) to engage in venture investing, and (d) to manage Executive’s personal investments, in each case so long as such activities are disclosed to the Board, do not compete with the business of the Company Group (except that Executive may be a holder of one percent (1%) or less of the outstanding capital stock of a competing corporation whose shares are publicly traded on a national securities exchange or through a national market system or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and do not interfere with Executive’s performance of this Agreement which shall take first priority over all other such activities as determined in the reasonable discretion of the Board. The Company hereby acknowledges and agrees that all such activities conducted by Executive as of the Effective Date (including all boards of directors on which Executive serves as of the Effective Date) which are listed in Schedule “1” to this Agreement, do not interfere with Executive’s performance of this Agreement and do not compete with the business of the Company Group.

5. Compensation

5.1 Base Salary. During the Employment Period, the Company shall pay to Executive a cash base salary of $325,000 per annum starting on the Effective Date. During the Employment Period the Board (or the Compensation Committee) shall review Executive’s annual cash base salary not less frequently than on an annual basis and may increase (but not decrease, including as it may be increased from time to time) such base salary. Executive’s annual cash base salary, as it may be increased from time to time, is referred to herein as the “Base Salary.” The Company shall pay the Base Salary to Executive in accordance with the Company’s generally applicable payroll practices for senior executive officers, but not less frequently than in equal monthly installments.

5.2 Annual Bonuses.

(a) Discretionary Bonus. In addition to the Base Salary, Executive is eligible to earn an annual fiscal year discretionary performance bonus payable in cash and/or equity (a “Discretionary Performance Bonus”) for each whole or partial fiscal year of the Employment Period in accordance with the Company’s annual discretionary bonus plan applicable to the Company’s senior executives (other than CEO and President) (the “Annual Plan”), all as determined by the Board or Compensation Committee in its sole and absolute discretion. The fiscal year, as of the Effective Date, is April 1 to March 31). Executive’s “target” Discretionary Performance Bonus shall be one hundred percent (100%) of Executive’s average annualized Base Salary during the fiscal year for which the Discretionary Performance Bonus is earned. Executive’s “target” Discretionary Performance Bonus is referred to herein as the “Discretionary Target Bonus.”

LiveOne, Inc./Aaron Sullivan Employment Agreement

The Company agrees that the performance objectives established under the Discretionary Annual Plan for Executive will be no less favorable in the aggregate to Executive than the objectives established and used under the Discretionary Annual Plan to determine the amount of the annual cash bonus payable to other similarly situated senior executive officers of the Company Group who participate in the Discretionary Annual Plan (other than CEO and President). Except as otherwise provided herein: (i) depending on such performance in any particular whole or partial fiscal year, and on the criteria set forth in the Discretionary Annual Plan, the actual amount of the Discretionary Performance Bonus for that fiscal year may be less than, equal to, or greater than the Discretionary Target Bonus; (ii) the Company shall pay each cash Discretionary Performance Bonus to Executive at the same time that annual cash bonuses are paid to the other senior executive officers of the Company Group (other than CEO and President), but in no event later than the fifteenth (15th) day of the third month following the end of the applicable fiscal year for which the cash Discretionary Performance Bonus is earned; and (iii) except as provided in Section 8, Executive shall not be entitled to receive any Discretionary Performance Bonus if Executive is not employed on the date on which annual cash bonuses for the applicable fiscal year are paid (or are payable in accordance with this Section 5.2), provided, that, if Executive’s employment shall end at the end of the Term (other than as provided in Section 8.3), the Discretionary Performance Bonus, if any, for the last fiscal year of the Term (A) shall be prorated based on the ratio of (x) the total number of calendar days elapsed in such fiscal year through and inclusive of the date on which the Term ends, to (y) the total number of calendar days in that fiscal year, and (B) shall be payable as if the Executive was employed on the date on which annual cash bonuses for the applicable fiscal year are paid (or are payable in accordance with this Section 5.2).

(b) In addition to the Base Salary and the Discretionary Performance Bonus, Executive is eligible to earn an annual fiscal year performance bonus (a “Performance Bonus”) for each whole or partial fiscal year during the Term, beginning on April 1, 2023, in accordance with the Company’s annual bonus plan applicable to the Company’s executive officers, substantially the form of Exhibit D attached hereto (the “Annual Performance Bonus Plan”), which Annual Performance Bonus Plan is expected to be adopted by Board after the date hereof. (The Company’s fiscal year, as of the Effective Date, shall be April 1 to March 31.) Executive’s “target” Performance Bonus shall be one hundred percent (100%) of Executive’s average annualized Base Salary during the fiscal year for which the Performance Bonus is earned. Executive’s “target” Performance Bonus is referred to herein as the “Performance Target Bonus.” The award of any Performance Bonus (or the Performance Target Bonus) shall be subject to the determination of the Bonus Committee (as defined in Exhibit D) of the amount of the Performance Bonus amount (not to exceed the maximum Performance Target Bonus as set forth in Exhibit D) and approval of the Performance Bonus amount by the Board, based on the Company meeting or exceeding major milestones set forth on Exhibit D for each whole or partial fiscal year of the Company during the Term beginning on April 1, 2023 (collectively, the “Performance Bonus Target Objectives”). The Performance Bonus (or the Performance Target Bonus) shall be paid to Executive in cash and/or in shares of the Company Common Stock (as defined below) with percentages as set forth in Exhibit D, at the sole discretion of the Board depending on the financial condition of the Company. The Company agrees that the Performance Bonus Target Objectives will be no less favorable in the aggregate to Executive than the objectives established and used under the Annual Performance Bonus Plan to determine the amount of the annual bonus payable to other similarly situated senior executive officers of the Company Group who participate in the Annual Performance Bonus Plan (other than CEO and President); provided, that the Bonus Committee may determine the breakdown of the specific Performance Bonus objectives based on the terms of Annual Performance Bonus Plan. Except as otherwise provided herein: (i) depending on such performance in any particular whole or partial fiscal year, and on the criteria set forth in the Annual Performance Bonus Plan, the actual amount of the Performance Bonus for that fiscal year may be less than, equal to, or greater than the Performance Target Bonus; (ii) Company shall pay each Performance Bonus to Executive at the same time that annual cash bonuses are paid to the other senior executive officers of the Company Group (other than CEO and President), but in no event later than the fifteenth (15th) day of the third month following the end of the applicable fiscal year for which the Performance Bonus is earned; (iii) Executive shall be eligible to earn a Performance Bonus from the beginning of the fiscal year on April 1, 2023 and ending on March 31, 2024, and from the beginning of the fiscal year on April 1, 2024 and ending on March 31, 2025; and (iv) Executive shall be entitled to receive, and shall receive any Performance Bonus (or pro rata thereof) earned and awarded, if any, even if Executive is not employed on the date on which annual bonuses for the applicable fiscal year are paid (or are payable in accordance with this Section 5.2), so long as Executive earned such Performance Bonus during the fiscal year while Executive was actually employed. For clarity, this Section 5.2(b) means that if, at the end of Term, Executive’s employment with the Company is not renewed for any reason, Executive shall still receive Executive’s Performance Bonus earned and awarded, if any, up to the date of Executive’s separation from Company, regardless of whether Executive is employed by the Company on the date when cash and stock bonuses for the applicable fiscal year are paid.

LiveOne, Inc./Aaron Sullivan Employment Agreement

5.3 Equity Grants. (i) In addition to any other equity-based compensation or equity awards the Company or any other member of the Company Group grants to Executive on or after the Effective Date, the Company shall grant to Executive, as soon as practicable following the Effective Date, but no later than thirty (30) days following the date of this Agreement, under the Company’s 2016 Equity Incentive Plan (as amended, modified or restated from time to time, the “Plan”) three hundred fifty thousand (350,000) restricted stock units of the Company (the “Company RSUs”). The Company RSUs grant will be evidenced by the Company’s standard form Restricted Stock Units Agreement that will specify such other terms and conditions as the Board, in its sole discretion, will determine in accordance with the terms and conditions of the Plan, including all terms, conditions and restrictions related to the grant and the form of payout, which, subject to Section 9(d) of the Plan, may be left to the discretion of the Board. Subject to Section 8, (i) fifty percent (50%) of the RSU shall vest during the first open trading window under the Company’s Insider Trading Policy which occurs after the 1st anniversary of the Effective Date (anticipated to be on or about November 18, 2024) (the “Initial Vesting Date”) and (ii) the remaining fifty percent (50%) of the RSUs shall vest in one-fourth (1/4th) increments upon each of the first four (4) quarterly anniversaries of the Initial Vesting Date with the last fourth (4th) vesting date being the two-year anniversary of the Effective Date (each, a “Subsequent Vesting Date” and together with the Initial Vesting Date, each a “Vesting Date”), subject to Executive being continuously employed by and in good standing with the Company, and this Agreement being in effect, through the applicable Vesting Date (except as otherwise provided in Section 8). Each vested RSU shall be settled by delivery to Executive of one share of the Company’s common stock, $0.001 par value per share (the “Company Common Stock”), on the first to occur of: (i) the date of a Company Change of Control (as defined below), (ii) promptly after the applicable Vesting Date, (iii) the date of Executive’s death, and (iv) the date of Executive’s Disability (as defined below) (in any case, the “Settlement Date”). Notwithstanding the foregoing or anything herein to the contrary, if Executive remains employed through the date of a Company Change of Control, all then-unvested Company RSUs shall vest in full effective immediately prior to such Company Change of Control. Upon and after each Settlement Date, Executive shall be entitled, at his discretion and to the extent permitted by applicable law and the Company’s Insider Trading Policy, to satisfy his tax obligations arising in connection with the settlement of his Company RSUs through the sale by Executive in the open market of a number of shares of Company Common Stock underlying the vested and settled Company RSUs up to the maximum applicable withholding rate solely to satisfy the Executive’s tax obligations arising as a result of the vesting of the vested Company RSUs. As permitted by law and the Company’s Insider Trading Policy and subject to any required consents and applicable lock-up requirements, on each Settlement Date, the Company shall use its commercially reasonable efforts to settle a number of vested RSUs sufficient to cover Executive’s employment tax obligation arising in connection with the settlement of his vested Company RSUs in the open market transactions pursuant to the Company’s Registration Statements on Form S-8 (File No. 333-234619 and 333-259026) (collectively, the “S-8”), filed with the SEC on November 12, 2019 and August 24, 2021, respectively (or such other amendment or successor Form S-8 filed by the Company with the SEC, if any), provided, that such S-8 is then effective By signing this Agreement, Executive acknowledges receipt and agrees to the terms of the Company’s Insider Trading Policy.

LiveOne, Inc./Aaron Sullivan Employment Agreement

●“Company Change of Control” shall have the meaning provided in the 2016 EIP, except that (i) for purposes of determining whether a Change of Control has occurred under this Agreement, the acquisition of additional shares of Common Stock and/or convertible and/or voting securities by Robert Ellin and/or his Affiliates resulting in him and/or his Affiliates having from time to time Beneficial Ownership (as such term is defined in the Exchange Act) of more (or subsequently less) than 50% of the total voting power of the stock of the Company will not be considered a Company Change of Control, and (ii) for purposes of the RSUs (and any other amounts payable on a Company Change of Control that constitute “nonqualified deferred compensation” within the meaning of Section 409A), a Company Change of Control shall only be deemed to occur if such transaction also constitutes a “change of control event” within the meaning of Section 409A.

●“Disability” shall have the meaning provided in Section 7.3 below, except that for purposes of the RSUs (and any other amounts payable on a Disability that constitute “nonqualified deferred compensation” within the meaning of the 409A Rules), a Disability shall only exist if you are “disabled” within the meaning of the 409A Rules.

(ii) In addition to any other equity-based compensation or equity awards the Company or any other member of the Company Group grants to Executive on or after the Effective Date, the Company shall cause PodcastOne to grant to Executive, as soon as practicable following the Effective Date, but no later than thirty (30) days following the date of this Agreement, an equity grant (the “PodcastOne Equity Grant”) consisting of: one hundred thousand (100,000) restricted stock units of PodcastOne (the “PodcastOne RSUs”). The PodcastOne Equity Grant shall be made under PodcastOne’s 2022 Equity Incentive Plan (as amended, modified or restated from time to time, the “2022 PodcastOne EIP”) and will be evidenced by PodcastOne’s standard form of Award Agreement (as defined in the 2022 PodcastOne EIP) between Executive and PodcastOne (the “PodcastOne Award Agreement”). Subject to Section 8, the PodcastOne RSUs shall vest as follows: (i) 50% of the PodcastOne RSUs shall vest on the Initial Vesting Date, and (ii) the remaining fifty percent (50%) of the PodcastOne RSUs shall vest in one-fourth (1/4th) increments on each Subsequent Vesting Date with the last fourth (4th) Subsequent Vesting Date being the two-year anniversary of the Effective Date, subject to Executive being continuously employed by and in good standing with the Company, and this Agreement being in effect, through the applicable Vesting Date (except as otherwise provided in Section 8). Notwithstanding the foregoing or anything herein to the contrary, if Executive remains employed through the date of a PodcastOne Change of Control (as defined below), 100% of Executive’s then-unvested PodcastOne RSUs shall vest in full effective immediately prior to such PodcastOne Change of Control. Each respective vested PodcastOne RSU shall be settled by delivery to Executive of one share of PodcastOne’s common stock, $0.00001 par value per share (the “PodcastOne Common Stock”), per vested PodcastOne RSU promptly after the applicable Vesting Date (each such applicable date, the “PodcastOne Settlement Date”). Upon and after each PodcastOne Settlement Date, the Company shall, to the extent permissible under applicable law and the Company’s Insider Trading Policy and PodcastOne’s Insider Trading Policy, use its commercially reasonable efforts to cause PodcastOne to allow Executive to satisfy his tax obligations arising in connection with the settlement of his vested PodcastOne RSUs through the sale by him in the open market of a number of shares of PodcastOne Common Stock underlying the vested and settled PodcastOne RSUs up to the maximum applicable withholding rate solely to satisfy the Executive’s tax obligations arising as a result of the vesting of the vested PodcastOne RSUs. As permitted by law and the Company’s Insider Trading Policy and PodcastOne’s Insider Trading Policy and subject to any required consents and applicable lock-up requirements, on each PodcastOne Settlement Date, the Company shall use its commercially reasonable efforts to cause PodcastOne to settle a number of vested PodcastOne RSUs sufficient to cover Executive’s employment tax obligation solely arising in connection with the settlement of his vested PodcastOne RSUs in the open market transactions pursuant to a PodcastOne Registration Statement on Form S-8 if any are then filed with the SEC (or such other amendment or successor Form S-8 filed by the Company with the SEC, if any), provided, that such Form S-8 is then effective. By signing this Agreement, Executive acknowledges receipt and agrees to the terms of PodcastOne’s Insider Trading Policy.

LiveOne, Inc./Aaron Sullivan Employment Agreement

●“PodcastOne Change of Control” shall have the meaning of “Change of Control” provided in the 2022 PodcastOne EIP, except that (i) for purposes of determining whether a PodcastOne Change of Control has occurred under this Agreement, (x) the acquisition of additional shares of PodcastOne Common Stock or Company Common Stock and/or convertible and/or voting securities of PodcastOne or the Company, as applicable, by Robert Ellin, the Company and/or their Affiliates (as defined below) resulting in the Company, Mr. Ellin and/or their respective Affiliates having Beneficial Ownership of more (or less) than 50% of the total voting power of the stock of PodcastOne or the Company will not be considered a PodcastOne Change of Control, and (y) the disposition, transfer, conveyance or sale of shares of PodcastOne Common Stock and/or convertible and/or voting securities of PodcastOne by Robert Ellin, the Company and/or their Affiliates will not be considered a PodcastOne Change of Control (other than as a result of any Additional PodcastOne Change of Control (as defined below)), (ii) for purposes of the PodcastOne RSUs (and any other amounts payable on a PodcastOne Change of Control that constitute “nonqualified deferred compensation” within the meaning of Section 409A), a PodcastOne Change of Control shall only be deemed to occur if such transaction also constitutes a “change of control event” within the meaning of Section 409A; and (iii) notwithstanding clause (i), a consummation of a transaction described on Exhibit E attached hereto will not be considered a PodcastOne Change of Control.

●“Additional PodcastOne Change of Control” means the occurrence after the date of this Agreement of any of the following transactions or events with respect to PodcastOne, whether effected through one transaction or event or through a combination or series of related, arranged, contemplated, or contemporaneous transactions or events: (A) a sale, exchange, acquisition or other transfer resulting in an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) (other than the Company or its Affiliates) of effective control (whether through legal or beneficial ownership of capital stock of PodcastOne, by contract or otherwise) of in excess of 50% of the voting securities of PodcastOne, (B) (i) PodcastOne merges into or consolidates with any other person (other than the Company or its Affiliates) or any person merges (other than the Company or its Affiliates) into or consolidates with PodcastOne, after giving effect to such transaction, and/or (ii) PodcastOne enters into other transaction or relationship which results in, in either case the stockholders of PodcastOne (other than the Company or its Affiliates) immediately prior to such transaction owning less than 50% of the aggregate voting power of PodcastOne or the successor entity of such transaction, (c) the issuance of securities of PodcastOne to an individual or legal entity or “group” (other than to the Company or its Affiliates), which issuance represents in excess of 50% of the voting securities of PodcastOne after giving effect to such issuance, (d) PodcastOne sells, transfers, licenses, leases or otherwise disposes or conveys (including any sale and leaseback transaction or by way of a merger) of all or substantially all of its assets to another person (other than to the Company or its Affiliates), or (f) any other transaction, event, arrangement, or relationship having a similar effect on control of PodcastOne as delineated in this definition.

LiveOne, Inc./Aaron Sullivan Employment Agreement

(iii) In addition to any other equity-based compensation or equity awards the Company or any other member of the Company Group grants to Executive on or after the Effective Date, the Company shall cause Slacker to grant to Executive, as soon as practicable following the Effective Date, an equity grant (the “Slacker Equity Grant”) consisting of: one hundred thousand (100,000) restricted stock units of Slacker (subject to adjustment up or down depending on the number of shares of Slacker Common Stock (as defined below) owned by the Company based on the currently contemplated 20 million shares) (the “Slacker RSUs” and collectively with the Company RSUs, the PodcastOne RSUs and the Additional Company RSUs, the “RSUs”). The Slacker Equity Grant shall be made under Slacker’s to be adopted equity incentive plan (as amended, modified or restated from time to time, the “Slacker EIP”) and will be evidenced by Slacker’s standard form of Award Agreement (as defined in the Slacker EIP) between Executive and Slacker (the “Slacker Award Agreement”). Subject to Section 8, the Slacker RSUs shall vest as follows: (i) 50% of the Slacker RSUs shall vest on the Initial Vesting Date, and (ii) the remaining fifty percent (50%) of the Slacker RSUs shall vest in one-fourth (1/4th) increments on each Subsequent Vesting Date with the last fourth (4th) Subsequent Vesting Date being the two-year anniversary of the Effective Date, subject to Executive being continuously employed by and in good standing with the Company, and this Agreement being in effect, through the applicable Vesting Date (except as otherwise provided in Section 8). Notwithstanding the foregoing or anything herein to the contrary, if Executive remains employed through the date of a Slacker Change of Control (as defined below), 100% of Executive’s then-unvested Slacker RSUs shall vest in full effective immediately prior to such Slacker Change of Control. Each respective vested Slacker RSU shall be settled by delivery to Executive of one share of Slacker’s common stock, $0.00001 par value per share (the “Slacker Common Stock”), per vested Slacker RSU promptly after the applicable Vesting Date (each such applicable date, a “Slacker Settlement Date”). Upon and after each Slacker Settlement Date, the Company shall, to the extent permissible under applicable law and the Company’s Insider Trading Policy and Slacker’s Insider Trading Policy, use its commercially reasonable efforts to cause Slacker to allow Executive to satisfy his tax obligations arising in connection with the settlement of his vested Slacker RSUs through the sale by him in the open market of a number of shares of Slacker Common Stock underlying the vested and settled Slacker RSUs up to the maximum applicable withholding rate solely to satisfy the Executive’s tax obligations arising as a result of the vesting of the vested Slacker RSUs. As permitted by law and the Company’s Insider Trading Policy and Slacker’s Insider Trading Policy and subject to any required consents and applicable lock-up requirements, on each Slacker Settlement Date, the Company shall use its commercially reasonable efforts to cause Slacker to settle a number of vested Slacker RSUs sufficient to cover Executive’s employment tax obligation solely arising in connection with the settlement of his vested Slacker RSUs in the open market transactions pursuant to a Slacker Registration Statement on Form S-8 if any are then filed with the SEC (or such other amendment or successor Form S-8 filed by the Company with the SEC, if any), provided, that such Form S-8 is then effective. Notwithstanding the foregoing, if at the time of a Slacker Settlement Date, Slacker has not completed the Going Public Transaction (as defined below), the Company agrees that in lieu of Slacker Common Stock that would be issued upon the settlement of any Slacker RSUs that would vest on such Slacker Settlement Date, the Company shall issue to Executive such number of restricted stock units of the Company in lieu of the vested Slacker RSUs (the “Additional Company RSUs”) as would equal to (the “Exchange”) (A) the number of Slacker RSUs being settled as of such Slacker Settlement Date, (B) divided by 100,000, (C) multiplied by $400,000, with the exact number of vested Additional Company RSUs to be issued to Executive to be calculated based on the VWAP. “VWAP” means the volume-weighted (based on the number of shares of Company Common Stock traded on each day that the closing price is used in this calculation) average of the closing sale prices per share of Company Common Stock on the securities exchange or automated quotation system where the Company Common Stock is then listed or quoted, as applicable, for the twenty (20) consecutive trading days ending on the last trading day immediately prior to August 21, 2024. The Additional Company RSUs shall be settled exactly the same as Company RSUs as set forth in Section 5(i) above. In the event Slacker RSUs are settled in Slacker Common Stock, Executive shall have the right to satisfy his tax obligations in connection with such settlement through the sale of Slacker Common Stock in accordance with the terms of this Section 5.3(ii), and the Company agrees to cause Slacker to comply with the foregoing requirements. For the avoidance of doubt, after any settlement of any vested Slacker RSUs, the remaining unvested Slacker RSUs shall be settled in Slacker Common Stock, subject to the terms of this Agreement, including the foregoing sentence and the Exchange, if applicable. By signing this Agreement, Executive acknowledges that Slacker’s Insider Trading Policy is, or if adopted after the date hereof shall be, substantially the same as the Company’s Insider Trading Policy and further acknowledges receipt and agrees to the terms of such Slacker or Company Insider Trading Policy, as applicable.

LiveOne, Inc./Aaron Sullivan Employment Agreement

●“Slacker Change of Control” shall have the meaning of “Change of Control” provided in the Slacker EIP, except that (i) for purposes of determining whether a Slacker Change of Control has occurred under this Agreement, (x) the acquisition of additional shares of Slacker Common Stock or Company Common Stock and/or convertible and/or voting securities of Slacker or the Company, as applicable, by Robert Ellin, the Company and/or their Affiliates (as defined below) resulting in the Company, Mr. Ellin and/or their respective Affiliates having Beneficial Ownership of more (or less) than 50% of the total voting power of the stock of Slacker or the Company will not be considered a Slacker Change of Control, and (y) the disposition, transfer, conveyance or sale of shares of Slacker Common Stock and/or convertible and/or voting securities of Slacker by Robert Ellin, the Company and/or their Affiliates will not be considered a Slacker Change of Control (other than as a result of any Additional Slacker Change of Control (as defined below)), (ii) for purposes of the Slacker RSUs (and any other amounts payable on a Slacker Change of Control that constitute “nonqualified deferred compensation” within the meaning of Section 409A), a Slacker Change of Control shall only be deemed to occur if such transaction also constitutes a “change of control event” within the meaning of Section 409A; and (iii) notwithstanding clause (i), a consummation of a transaction described on Exhibit E attached hereto will not be considered a Slacker Change of Control.

●“Additional Slacker Change of Control” means the occurrence after the date of this Agreement of any of the following transactions or events with respect to Slacker, whether effected through one transaction or event or through a combination or series of related, arranged, contemplated, or contemporaneous transactions or events: (A) a sale, exchange, acquisition or other transfer resulting in an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) (other than the Company or its Affiliates) of effective control (whether through legal or beneficial ownership of capital stock of Slacker, by contract or otherwise) of in excess of 50% of the voting securities of Slacker, (B) (i) Slacker merges into or consolidates with any other person (other than the Company or its Affiliates) or any person merges (other than the Company or its Affiliates) into or consolidates with Slacker, after giving effect to such transaction, and/or (ii) Slacker enters into other transaction or relationship which results in, in either case the stockholders of Slacker (other than the Company or its Affiliates) immediately prior to such transaction owning less than 50% of the aggregate voting power of Slacker or the successor entity of such transaction, (c) the issuance of securities of Slacker to an individual or legal entity or “group” (other than to the Company or its Affiliates), which issuance represents in excess of 50% of the voting securities of Slacker after giving effect to such issuance, (d) Slacker sells, transfers, licenses, leases or otherwise disposes or conveys (including any sale and leaseback transaction or by way of a merger) of all or substantially all of its assets to another person (other than to the Company or its Affiliates), or (f) any other transaction, event, arrangement, or relationship having a similar effect on control of Slacker as delineated in this definition.

●“Going Public Transaction” means the earlier of (i) the date on which Slacker consummates its direct listing of Slacker Common Stock on a national stock exchange and (ii) the date of completion of any other transaction by Slacker as a result of which Slacker Common Stock is listed on a national stock exchange.

LiveOne, Inc./Aaron Sullivan Employment Agreement

5.4 Tax Withholding. The Company may withhold from any amounts payable hereunder, including any amounts payable pursuant to this Article 5 or pursuant to Article 8, any applicable federal, state, and local taxes that the Company is required to withhold pursuant to any applicable law.

6. Benefits; Perquisites; Expenses

6.1 Benefits. Except as otherwise agreed to by the Executive or elected by the Executive in any applicable voluntary election materials, commencing on the Effective Date, Executive shall be eligible to participate in and shall receive all or comparable benefits under all welfare plans, pension plans, fringe benefit plans, other benefit plans, and all other arrangements, plans, policies, and programs in each case (w) that the Company makes available generally to the senior executives of the Company (other than CEO and President) or of any other member of the Company Group, (x) that are sponsored or maintained by any member of the Company Group or to which any member of the Company Group contributes, (y) on a basis no less favorable than the basis as such arrangements, plans, policies, and programs are applicable or made available to the other senior executives of any member of the Company Group (other than CEO and President), and (z) whether now existing or established hereafter, including (a) all accidental death, business travel insurance, death benefits, dental, disability (including short-term disability and long-term disability), flexible spending accounts, health, hospitalization, life insurance, long term care, medical, prescription drug, salary continuation, sickness, surgical, vacation, vision, welfare, wellness, and similar arrangements, plans, policies, or programs, and (b) all change in control, deferred compensation, deferred stock unit, executive compensation, incentive (or other) bonus (whether short-term, long-term, or otherwise), other equity-based compensation, pension, profit sharing, restricted stock, restricted stock unit, retention, retirement, savings, stock appreciation right, stock option, stock purchase, supplemental retirement, and similar arrangements, plans, policies, and programs (collectively, the “Benefit Plans”). The Company agrees that Executive’s eligible dependents shall have the right to participate in all Benefit Plans as permitted in accordance with the applicable terms of the respective Benefit Plan and that the Company’s medical and hospital plan shall provide coverage for Executive’s eligible dependents.

6.2 Perquisites. Executive is entitled to receive such perquisites that the Company generally provides to its other senior executive officers (other than CEO and President) in accordance with the then-current policies and practices of the Company.

6.3 Vacation. Executive is entitled to (a) not less than four (4) weeks of paid vacation during each calendar year (in addition to Company-wide holiday periods), with any unused vacation to continue to rollover to the following calendar years such that Executive shall be entitled up to a maximum of an aggregate of six (6) weeks of paid vacation per calendar year, all subject to and taken in accordance with the generally applicable policies and procedures of the Company, and (b) sick leave on terms equivalent to those of other senior executive officers (other than CEO and President).

6.4 Business Expenses. The Company shall promptly pay or reimburse Executive for all reasonable out-of-pocket business expenses (including, without limitation, business travel and accommodation costs and expenses) incurred or paid by Executive during the Employment Period in the performance of the Executive’s duties hereunder, upon presentation of reasonably detailed expense statements or vouchers and such other information as the Company may reasonably require and in accordance with the generally applicable policies and procedures of the Company, and in no event less favorable than that provided by the Company to any of its other senior executive officers (other than CEO and President), all in accordance with the applicable policies and procedures of the Company.

LiveOne, Inc./Aaron Sullivan Employment Agreement

6.5 Indemnification.

(a) The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law from and against any and all expenses (including, without limitation, reasonable attorneys’ fees, fees of experts, witness fees, fees of other professional advisors, other disbursements incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, appealing, or participating in a Proceeding (as hereinafter defined), bonds, all interest, assessments, and other charges paid or payable in connection with or in respect of the foregoing, and any federal, state, local, or foreign taxes imposed on Executive as a result of the actual or deemed receipt of any payments pursuant to this Section 6.5) (all of the foregoing, collectively, “Expenses”), demands, claims, damages, judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him, or on his behalf, in connection with the investigation, defense, prosecution, settlement or appeal(s) of any threatened, pending or completed action, suit, proceeding, alternative dispute resolution mechanism, investigation, inquiry, or hearing (including any administrative hearing), whether civil, criminal, administrative or investigative and to which Executive was or is a party or other participant or is threatened to be made a party or other participant (a “Proceeding”), or any claim, issue, or matter therein (including any Proceeding brought by or in the right of any member of the Company Group), by reason of or arising from the fact that Executive is or was a director, officer, employee, agent, or fiduciary of the Company or of any other member of the Company Group or, at the request of the Company, of any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, or by reason of or arising from anything done or not done by Executive in any such capacity or capacities, (including any Proceeding, or any claim, issue, or matter therein, by reason of or arising from: any actual or alleged breach by Executive of his fiduciary duty as a director or officer of any member of the Company Group; the registration, purchase, sale, or ownership of any securities of the Company or any fiduciary obligation owed with respect thereto; or any misstatement or omission of material fact by the Company in violation of any duty of disclosure imposed on the Company by any federal, state, or foreign securities or common laws), provided that in each case Executive acted in good faith and in a manner that was not grossly negligent and Executive reasonably believed to be in or not opposed to the best interests of the Company or such other member of the Company Group, and, with respect to any criminal Proceeding, had no reasonable cause to believe Executive’s conduct was unlawful. Notwithstanding the foregoing, solely with respect to any Proceeding brought by or in the right of the Company or by Executive against the Company or any member of the Company Group, the Company is not obligated to so indemnify Executive in respect of any claim, issue, or matter in such Proceeding as to which Executive shall have been adjudged to be liable to the Company for fraud, willful or intentional misconduct or a violation of any securities laws, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine upon application that, despite such adjudication but in view of all the circumstances in the Proceeding, Executive is fairly and reasonably entitled to indemnity for Expenses and such other amounts which the Court of Chancery or such other court shall deem proper. The Company also shall pay any and all reasonable Expenses incurred by Executive as a result of Executive being called as a witness in connection with any matter involving the Company, any other member of the Company Group, or any of its or their respective officers or directors, provided that the Company shall not be obligated to pay for any of Executive’s attorney’s fees if there is no appreciable risk of liability to Executive, as reasonably determined by the Company, as a result of serving as such a witness; provided, further, that in such event, the Company (at its expense) will provide Executive with reasonable access to the Company’s legal counsel for the sole purpose of advising Executive in connection Executive’s serving as such a witness. Without limiting the generality of the foregoing, the Company’s covenants and obligations under this Section 6.5 include indemnifying and holding harmless Executive against all Expenses incurred by or on behalf of Executive in connection with, relating to, or arising from any Proceeding initiated by Executive or by any member of the Company Group to enforce or interpret this Section 6.5 or any rights of Executive to indemnification or advancement of Expenses (whether hereunder, under any other agreement, under the Company’s certificate of incorporation or bylaws (as now or hereafter in effect), under any applicable laws, or otherwise), or for recovery under any directors’ and officers’ liability insurance policies maintained by any member of the Company Group, in each case if, and only if Executive prevails with respect to any substantial issue or set of issues presented in such Proceeding.

LiveOne, Inc./Aaron Sullivan Employment Agreement

(b) The termination of any Proceeding or of any claim, issue, or matter therein, by judgment, order, or settlement, shall not create a presumption that Executive did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

(c) The Company shall pay any Expenses, judgments, penalties, fines, settlements, and other liabilities incurred by Executive in investigating, defending, settling or appealing any Proceeding described in this Section 6.5 in advance of the final disposition of such Proceeding, as such Expenses, judgments, penalties, fines, settlements, and other liabilities come due. The Company shall promptly pay the amount of such Expenses, judgments, penalties, fines, settlements, and other liabilities to Executive, but, in respect of advances of Expenses, in no event later than ten (10) business days following Executive’s delivery to the Company of a written request for an advance pursuant hereto, together with a reasonable accounting of and support for such Expenses, and in respect of all other indemnification payments, in no event later than thirty (30) business days following Executive’s delivery to Company of a written request therefor, together with such reasonable accounting or other applicable supporting information. Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 6.5(c) within ten (10) business days after an ultimate finding that Executive is not entitled to be indemnified by the Company for such amounts. The Company shall make the advances contemplated by this Section 6.5(c) regardless of Executive’s financial ability to make repayment, and regardless whether indemnification of Executive by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 6.5(c) shall be unsecured and interest-free.

(d) The Company agrees that (i) during the Employment Period the Company will use its commercially reasonable best efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance that has a liability limit of not less than Ten Million Dollars ($10,000,000); (ii) in such insurance policy or policies maintained by the Company, Executive shall be named as an insured in such a manner as to provide the same rights and benefits as are accorded to the most favorably insured of the Company’s officers or directors, and (iii) such policy or policies shall include a “tail” for coverage for claims made within a minimum of two (2) years following the end of the Employment Period.

(e) The rights of Executive pursuant to this Section 6.5 shall be in addition to any other rights Executive may now or hereafter have under the Company’s certificate of incorporation or bylaws (as now or hereafter in effect), PodcastOne’s certificate of incorporation or bylaws (as now or hereafter in effect), Slacker’s certificate of incorporation or bylaws (as now or hereafter in effect), any agreement, any vote of stockholders or directors, applicable law, or otherwise. To the extent that a change in applicable law (whether by statute, judicial decision, or otherwise) permits greater indemnification that would be afforded currently under the Company’s certificate of incorporation or bylaws (as now or hereafter in effect), PodcastOne’s certificate of incorporation or bylaws (as now or hereafter in effect), Slacker’s certificate of incorporation or bylaws (as now or hereafter in effect), applicable law, any other agreement, or this Section 6.5, it is the intent of the Parties that Executive enjoy by this Section 6.5 the greater benefits so afforded by such change.

(f) No breach of this Agreement by Executive, in and of itself, shall relieve the Company from any of its obligations or covenants pursuant to this Section 6.5.

LiveOne, Inc./Aaron Sullivan Employment Agreement

7. Termination of Employment

7.1 Termination Notice. For the purposes hereof, the term “Termination Notice” means a written notice provided in accordance with Section 9.2: (x) by the Company, with respect to any termination of Executive’s employment pursuant to Section 7.3, 7.4, or 7.5 or (y) by Executive with respect to any termination of Executive’s employment pursuant to Section 7.6 or 7.7, as the case may be, that (a) indicates the specific provision of this Agreement relied upon for such termination, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s employment under the provision so indicated, and (c) other than for a termination pursuant to Section 7.3, specifies the effective date of the termination, if such effective date is subsequent to the date of receipt of the notice. The failure by the Company or Executive, as the case may be, to set forth in a Termination Notice any fact or circumstance which contributes to a showing of Cause (as defined in Section 7.4(b)) or Good Reason (as defined in Section 7.6(b)) does not waive any right of the Company or Executive, respectively, hereunder, or preclude the Company or Executive, respectively, from asserting such fact or circumstance in enforcing its or his rights hereunder.

7.2 Termination Due to Death. The Executive’s employment with the Company hereunder terminates automatically upon the death of Executive during the Term.

7.3 Termination by Company Due to Disability.

(a) The Company may terminate Executive’s employment hereunder due to Disability only if (i) a majority of the directors then serving on the Board (other than Executive, if applicable) determine in good faith that a Disability of Executive has occurred (pursuant to the definition of Disability set forth in Section 7.3(b)), and (ii) subsequent (but not prior) to such determination the Company provides a Termination Notice to Executive. In such event, Executive’s employment with the Company terminates on the date (the “Disability Effective Date”) thirty (30) calendar days after the date on which Executive (or Executive’s legal representative, if applicable) receives the Termination Notice, except that if Executive resumes the full-time performance of Executive’s duties on or before the Disability Effective Date, then the Termination Notice is of no force or effect, the Executive’s employment with the Company does not terminate on the Disability Effective Date, and the Company may not terminate Executive’s employment for Disability in that particular instance.

LiveOne, Inc./Aaron Sullivan Employment Agreement

(b) For the purposes hereof, the term “Disability” means Executive’s absence from his duties with the Company on a full-time basis for one hundred twenty (120) days during any period of twelve (12) consecutive months, or sixty (60) consecutive days, in each case solely as a result of incapacity due to mental or physical illness and, at the end of such applicable period, the determination in good faith by a Qualifying Doctor that such incapacity will result in Executive’s continued inability to perform his services hereunder for an additional period of not less than two (2) months from the date of such determination. As used herein, “Qualifying Doctor” means an independent medical doctor then-licensed to practice medicine in the State of California specializing in the area to which Executive’s incapacity relates and who is selected by the Company and approved by Executive (or Executive’s legal representative, if applicable) (such approval not to be unreasonably withheld or delayed by the Executive, or Executive’s legal representative, if applicable). In connection with such determination, Executive or his legal representative or any member of his family has the right to present to such medical doctor any information or arguments as to Executive’s incapacity as he, she, or they deem appropriate, including the opinion of Executive’s personal physician(s).

7.4 Termination by Company for Cause.

(a) The Company may terminate Executive’s employment with the Company for Cause at any time by providing a Termination Notice and Board resolution described below to Executive, if the Company complies with the provisions of this Section 7.4:

(b) For the purposes hereof, “Cause” means:

(i) Executive’s conviction of a felony requiring intent under the laws of the United States or any State thereof, after the exhaustion of all possible appeals, or Executive entering a plea of nolo contendere to any charge of a felony requiring intent under the laws of the United States or any State thereof, in each case excluding any Limited Vicarious Liability (as hereinafter defined). For the purposes hereof, “Limited Vicarious Liability” means any liability that (x) is based on acts or omissions of the Company for which Executive is responsible solely as a result of her offices with the Company, where Executive was not directly involved in such acts or omissions and either had no prior knowledge of such intended acts or omissions or upon obtaining any such knowledge promptly acted reasonably and in good faith to attempt to prevent the acts or omissions causing such liability, or (y) Executive did not have a reasonable basis to believe that any applicable law was being violated by such acts or omissions; or

(ii) a willful and substantial refusal by Executive to perform Executive’s material duties or responsibilities assigned to Executive in accordance with the terms of this Agreement, but only if such duties or responsibilities so assigned to Executive are not inconsistent with (1) Executive’s positions as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company, or as the Chief Financial Officer, Treasurer and Secretary of PodcastOne or as the Chief Financial Officer, Treasurer and Secretary of PodcastOne, or as the Chief Financial Officer, Treasurer and Secretary of Slacker, or (2) any of Executive’s duties or responsibilities hereunder (including any such duties or responsibilities as set forth in, or as contemplated by, Sections 3.1 or 3.2), and, in each case, excluding any such failure by reason of death, Disability, or incapacity; or

(iii) any material and willful violation of any Written Policy of the Company that is generally applicable to all employees or officers of the Company and that results or which could be reasonably expected to result in a material negative effect on the business, financial condition or business reputation of the Company, as determined by the Company in its reasonable sole discretion; or

LiveOne, Inc./Aaron Sullivan Employment Agreement

(iv) Executive’s willful malfeasance in the performance of his duties hereunder that has a material negative effect on the business, financial condition or business reputation of the Company, as determined by the Company in its reasonable sole discretion; or

(v) Executive’s failing to comply with Section 9.3; or any other material breach of this Agreement or the Confidentiality Agreement by Executive; or

(vi) Executive engaging in intentional acts of fraud, embezzlement, misappropriation of funds, misconduct, gross negligence, dishonesty (including, without limitation, theft), violence, threat of violence, sexual misconduct, unlawful or against the Company’s policies harassment or any other activity that has resulted or could be reasonably expected to result in any material negative effect on the business or financial condition or reputation of the Company, as determined by the Company in its reasonable sole discretion.

(c) For the purposes hereof: (i) any act or omission (including any refusal or violation) by Executive is “willful” only if the same is not in good faith and is without the reasonable belief by Executive that such act or omission is in the best interests of the Company; and (ii) any act or omission by Executive based upon any authority granted pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company in each case is reasonably presumed to be in good faith and in the best interests of the Company.

(d) For avoidance of doubt, “Cause” does not include (i) differences of opinion with respect to strategy or implementation of business plans, (ii) the success or lack of success of any such strategy or implementation, or (iii) any failure to achieve any performance or economic objectives, whether relating to Executive, the Company, or otherwise.

(e) With respect to clauses (ii), (iii) and (iv) of Section 7.4(b), “Cause” shall not exist unless (i) the Company, on or before the date one hundred eighty (180) calendar days after the first date on which any member of the Board has knowledge of the act or omission alleged to constitute Cause, provides written notice to Executive informing Executive of the Company’s intention to consider terminating Executive’s employment hereunder for Cause and identifying the act or omission alleged to constitute Cause, and (ii) Executive fails to cure such act or omission (if capable of being cured) on or before the date twenty (20) calendar days after the date on which Executive receives such notice from the Company (such twenty (20) calendar day period, the “Cause Cure Period”).

(f) Notwithstanding anything to the contrary contained herein, no cessation of Executive’s employment with the Company shall be deemed to be for Cause unless, on or before the one year anniversary of the first date the Board has knowledge of the act or omission alleged to constitute Cause, or if later, the last day of the applicable Cause Cure Period, the Company delivers to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire Board (excluding Executive if he is a member thereof) at a meeting called and held for such purpose (i) finding that, in the good faith opinion of the Board, Executive is guilty of conduct constituting Cause hereunder, and (ii) authorizing the termination of Executive’s employment for Cause.

LiveOne, Inc./Aaron Sullivan Employment Agreement

7.5 Termination by Company Without Cause. The Company may terminate Executive’s employment with the Company Without Cause (as hereinafter defined) only by the Company providing a Termination Notice to Executive. For the purposes hereof, the term “Without Cause” means (a) without Cause, and (b) other than by reason of (i) the Executive’s death or Disability or (ii) non-renewal of this Agreement.

7.6 Termination by Executive for Good Reason

(a) Executive may terminate his employment with the Company for Good Reason only by providing a Termination Notice to the Company on or before the date ninety (90) calendar days after the date on which Executive becomes aware of the act or omission constituting Good Reason, which shall take effect only if the Company shall not cure such basis for Good Reason (if capable of being cured) within thirty (30) calendar days following receipt of such Termination Notice and, unless otherwise agreed to by the parties, termination shall be effective upon the expiration of such cure period, if applicable.

(b) For the purposes hereof, “Good Reason” means, without Executive’s written prior written consent (email shall suffice):

(i) any material reduction in Executive’s then-current Base Salary or then-current Discretionary Target Bonus or then-current Performance Target Bonus. For purposes of this Section 7.6(b)(i), materiality shall be defined as a reduction of Executive’s then-current Base Salary or then-current Target Bonus of 10% of more;

(ii) the material diminution, removal, or withdrawal of, or any other material adverse change in, any of Executive’s authorities, duties, offices, positions, powers, responsibilities, or titles (as set forth in, or as contemplated by, Sections 3.1 or 3.2, other than Slacker or PodcastOne appointing another Chief Financial Officer, Treasurer and/or Secretary);

(iii) except as set forth in Section 3.1, the assignment to Executive of any authorities, duties, functions, offices, positions, or responsibilities, that materially impair Executive’s ability to function as the Chief Financial Officer of the Company (or any other position in which Executive is then serving) or the assignment to Executive of any duties that are materially inconsistent with any of the provisions of Section 3.1 or 3.2;

(iv) the Company (i) requiring the Executive to relocate his residence outside of the metropolitan Los Angeles, California area, or (ii) relocating its principal offices more than 50 miles outside of the City of Los Angeles, California, excluding travel reasonably required in the performance of the Executive’s duties hereunder and excluding any such relocation to a location that is closer to Executive’s then-current primary residence than the location of Executive’s principal place of business immediately prior to the occurrence of such relocation;

(v) any purported termination of Executive’s employment for Cause that is not effected in compliance with Section 7.4 (unless such purported termination of Executive’s employment for Cause is promptly subsequently effected in compliance with Section 7.4), other than by reason of Executive’s timely cure of such basis for Cause; or

(vi) any material uncured (if capable of being cured) breach of this Agreement by the Company.

LiveOne, Inc./Aaron Sullivan Employment Agreement

7.7 Termination by Executive Without Good Reason. Executive may terminate Executive’s employment with the Company without Good Reason by providing a Termination Notice to the Company that specifies an effective date that is not less than thirty (30) days after the date on which Executive provides the Termination Notice to the Company. The Company, after its receipt of the Termination Notice, may elect to accelerate such effective date by providing Executive with written notice of such acceleration, and in such event the Termination Notice shall be effective as of the date specified in the Company’s acceleration notice, and such acceleration, in and of itself, shall not constitute a termination of Executive’s employment hereunder by the Company with or without Cause.

8. Consequences of Termination or Non-Renewal

8.1 Certain Defined Terms. As used herein:

“Accrued Obligations” means the aggregate of: (a) Executive’s accrued Base Salary through and inclusive of the Termination Date (disregarding any reduction thereto in violation of this Agreement); (b) Executive’s accrued vacation pay through and inclusive of the Termination Date; and (c) Executive’s business expenses incurred through and inclusive of the Termination Date that have not been reimbursed by the Company as of the Termination Date.

“Additional Equity Awards” means all equity compensation or other equity awards granted by any member of the Company Group to Executive before, on, or after the Effective Date (including restricted stock, restricted stock units, stock appreciation rights, and stock options), excluding the Initial Equity Grant made to Executive pursuant to Section 5.3.

“eligible dependent” includes Executive’s spouse (or widow).

“Equity Compensation” means (i) the RSUs granted to Executive pursuant to Section 5.3 (the “Initial Equity Grant”), and (ii) the Additional Equity Awards.

“Medical Plan” means each of the Benefit Plans that provides dental, health, hospitalization, life, medical, prescription, surgical, or vision benefits, care, coverage, or insurance, or any similar benefits, care, coverage, or insurance.

“Other Benefits” means all benefits, compensation, and rights, whether accrued, earned, or vested, to which Executive is entitled as of the Termination Date under the terms and conditions applicable to such benefits, compensation, and rights, including death benefits, disability benefits, and all other benefits, compensation, and rights pursuant to any of the Benefit Plans (including vested stock options, restricted shares, restricted stock units).

“Other Equity Awards” means all equity compensation or other equity awards granted by the Company or any member of Company Group to Executive on or after the Effective Date (including restricted stock, restricted stock units, stock appreciation rights, and stock options), excluding the RSUs.

LiveOne, Inc./Aaron Sullivan Employment Agreement

“Prior Year Bonus” means Executive’s Performance Bonus earned for the fiscal year immediately preceding the fiscal year in which the Termination Date occurs, if such Performance Bonus has not been paid as of the Termination Date (disregarding any reduction to the Target Bonus in violation of this Agreement).

“Pro Rata Bonus” means the sum of (i) an amount equal to the product of (a) one hundred percent (100%) of the Discretionary Performance Bonus for the fiscal year in which such termination occurs, multiplied by (b) a fraction, the numerator of which is the number of days elapsed through and inclusive of the Termination Date in the fiscal year in which Executive’s employment is terminated, and the denominator of which is 365, and (ii) an amount equal to the product of (a) one hundred percent (100%) of the Performance Target Bonus for the fiscal year in which such termination occurs, multiplied by (b) a fraction, the numerator of which is the number of days elapsed through and inclusive of the Termination Date in the fiscal year in which Executive’s employment is terminated, and the denominator of which is 365.

“Termination Date” means (a) if Executive’s employment is terminated by reason of death: the date of the Executive’s death; (b) if Executive’s employment is terminated for Disability: the Disability Effective Date; (c) if Executive’s employment is terminated by the Company Without Cause, the date of such termination; (d) if Executive’s employment is terminated by Executive’s termination for Good Reason, the effective date of such termination; (e) if Executive’s employment is terminated by Executive without Good Reason or by the Company for Cause, the effective date of such termination; and (f) for any other reason other than as set forth in the immediately preceding clauses (a), (b), (c) and (d), the date of Executive’s “separation from service” as such term is defined under Section 409A (“Section 409A” is defined in Section 8.8).

“Unvested Equity” means the portion of the Equity Compensation and the Other Equity Awards that is unvested as of the Termination Date, after taking into account any acceleration of vesting based on the prior occurrence of any acceleration events specified hereunder.

8.2 Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or due to Executive’s Disability, then:

(a) Executive (or Executive’s beneficiary or estate) is entitled to receive or otherwise to be provided, and the Company shall pay or provide to Executive (or to Executive’s beneficiary or estate):

(i) The aggregate of the following, in a single cash lump sum, on or before the date thirty (30) days after the Termination Date: (A) the Accrued Obligations, (B) the Prior Year Bonus, if any, and (C) the Pro Rata Bonus, if any; and

(ii) The timely payment or timely provision of the Other Benefits in accordance with the terms and conditions of the applicable Benefit Plan;

LiveOne, Inc./Aaron Sullivan Employment Agreement

(b) Subject to timely execution (without revocation by Executive or personal representative or the legal representative of her estate, in the event of his incapacity or death, respectively) of a Release (as defined below) by Executive (or by his legal or personal representative or the legal representative of his estate, in the event of his incapacity or death, respectively) pursuant to Section 8.6 and continued compliance with Exhibit A (provided, however, that none of the following shall be denied to Executive on the basis of any unintentional/inadvertent immaterial breach(es) of Exhibit A), with regard to: (i) the Initial Equity Grant, such unvested portion of the Initial Equity Grant shall automatically and immediately vest as is equal to the product of (x) the RSUs subject to the Initial Equity Grant and (y) a fraction, the numerator of which is the number of months elapsed during the Employment Period from the Effective Date through and including the Termination Date in the fiscal year in which Executive’s employment is terminated, and the denominator of which is 24; (ii) any Equity Compensation (other than the Initial Equity Grant), such unvested portion of such Equity Compensation shall automatically and immediately vest (and, if applicable, become exercisable) as is equal to the product of (x) the number of shares of Common Stock or other equity awards subject to such Equity Compensation (calculated individually on an award by award basis) and (y) a fraction, the numerator of which is the number of months elapsed during the Employment Period from the Effective Date through and including the Termination Date in the fiscal year in which Executive’s employment is terminated, and the denominator of which is 24; and (iii) all vested Equity Compensation in the case of vested RSUs shall remain outstanding and exercisable at all times thereafter, and in the case of options or forms of vested Equity Compensation other than RSUs shall remain outstanding and be exercisable, to the extent applicable, for a period of twelve (12) months from the later of the Termination Date or the date the award first becomes vested and exercisable, but in all events no later than the end of the applicable term for each such award; and (iv) all restrictions on vested Equity Compensation that is (or becomes) vested as of the Termination Date shall automatically and immediately lapse (other than any restrictions pursuant to any applicable securities laws). Notwithstanding the foregoing, any Equity Compensation (and the shares of Common Stock underlying such Equity Compensation or other equity awards subject to such Equity Compensation) that shall vest pursuant to this Section-shall be subject to a lock-up of twelve (12) months from the vesting date as provided by this Section (the “Lock-Up Period”). During the Lock-Up Period, Executive agrees to the agreements and restrictions set forth in Exhibit C attached hereto. Subsequent to the expiration of the Lock-Up Period, Executive shall not be permitted or have the right to sell on each trading day more than 10,000 shares of Common Stock (or with respect to other equity awards subject to such vested Equity Compensation, on each trading day more than such number of shares of PodcastOne Common Stock, Slacker Common Stock or other underlying equity, as applicable (calculated individually on an equity by equity basis), that exceeds the amount of five percent (5%) of the average daily trading volume for PodcastOne Common Stock, Slacker Common Stock or other underlying equity, as applicable, for the five (5) consecutive trading days (excluding any index rebalancing days) immediately preceding the date of the sale of such shares), as adjusted for any stock dividend, stock split, combination of shares, reverse stock split, reorganization, recapitalization, or other reclassification affecting the Company’s, PodcastOne’s, Slacker’s or other underlying equity equity’s securities, as applicable (the “Daily Trading Limit”).

(c) All Unvested Equity (after giving effect to Section 8.2(b)) shall be forfeited as of the Termination Date.

LiveOne, Inc./Aaron Sullivan Employment Agreement

8.3 Termination by the Company for Cause; Termination by Executive without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, then:

(a) Executive is entitled to receive or otherwise to be provided, and the Company shall pay or provide to Executive:

(i) The Accrued Obligations, in a single lump sum, on or before the date thirty (30) days after the Termination Date, and

(ii) The timely payment or timely provision of the Other Benefits in accordance with the terms and conditions of the applicable Benefit Plan; and

(iii) All Unvested Equity shall be forfeited effective as of the Termination Date.

(b) If Executive’s employment is terminated by Executive for any reason other than Good Reason, Executive’s death or due to Executive’s Disability, then any Unvested Equity granted under this Agreement that remains unvested as of the Termination Date shall be immediately forfeited, and the outstanding vested portion of all Equity Compensation that has vested as of or prior to the Termination Date shall, to the fullest extent permissible under applicable law, remain outstanding and be exercisable for a period of twelve (12) months from the later of (x) the Termination Date and (y) the date the award first becomes vested and exercisable, but in all events no later than the end of the applicable term for each such award.

8.4 Termination by the Company Without Cause; Termination by Executive for Good Reason. If Executive’s employment is terminated by the Company Without Cause or by Executive for Good Reason, then:

(a) Executive is entitled to receive or otherwise to be provided, and the Company shall pay or provide to Executive:

(i) The aggregate of the following, in a single cash lump sum, on or before the date thirty (30) days after the Termination Date: (A) the Accrued Obligations and (B) Prior Year Bonus, if any;

(ii) Subject to timely execution (without revocation by Executive or personal representative or the legal representative of her estate, in the event of his incapacity or death, respectively) of a Release pursuant to Section 8.6 and continued compliance with Exhibit A (provided, however, that none of the following shall be denied to Executive on the basis of any unintentional/inadvertent immaterial breach(es) of Exhibit A), (x) continued payment of Executive’s annual Base Salary (disregarding any reduction thereto in violation of this Agreement) for the period of twelve (12) months from the Termination Date (the “Continuation Period”), provided, that the Continuation Period for purposes of this Section 8.4 shall be reduced after the initial twelve (12) months of the Employment Period for each month (or pro rata thereof) that the Employment Period continues thereafter; provided, further, that the Continuation Period shall not be less than six (6) months, and (y) Pro Rata Bonus, if any;

LiveOne, Inc./Aaron Sullivan Employment Agreement

(iii) The foregoing amounts shall be payable to Executive in accordance with the Company’s generally applicable payroll practices for its other senior executive officers (other than CEO and President), but not less frequently than in equal monthly installments (with the Pro Rata Bonus, if any, being paid at the same time annual bonuses are paid, if any, to the other Senior Executive Officers) (other than CEO and President); and

(iv) The timely payment or timely provision of the Other Benefits in accordance with the terms and conditions of the applicable Benefit Plan.

(b) Subject to timely execution (without revocation by Executive or personal representative or the legal representative of her estate, in the event of his incapacity or death, respectively) of a Release by Executive (or by his legal or personal representative or the legal representative of his estate, in the event of her incapacity or death, respectively) pursuant to Section 8.6 and continued compliance with Exhibit A (provided, however, that none of the following shall be denied to Executive on the basis of any unintentional/inadvertent immaterial breach(es) of Exhibit A): (i) one hundred percent (100%) of all then unvested Equity Compensation and Unvested Equity shall automatically and immediately become vested and, to the extent applicable, exercisable in full, as of the Termination Date, and (ii) all vested Equity Compensation in the case of vested RSUs shall remain outstanding and exercisable at all times thereafter, and in the case of options or forms of vested Equity Compensation other than vested RSUs shall remain outstanding and be exercisable, to the extent applicable, for a period of twelve (12) months from the later of the Termination Date or the date the award first becomes vested and exercisable, but in all events no later than the end of the applicable term for each such award; and (iii) all restrictions on Equity Compensation that is (or becomes) vested as of the Termination Date shall automatically and immediately lapse (other than any restrictions pursuant to any applicable securities laws). Notwithstanding the foregoing, any Equity Compensation (and the shares of Common Stock underlying such Equity Compensation or other equity awards subject to such Equity Compensation) that shall vest pursuant to this Section shall be subject to the Lock-Up Period. During the Lock-Up Period, Executive agrees to the agreements and restrictions set forth in Exhibit C attached hereto. Subsequent to the expiration of the Lock-Up Period, Executive shall not be permitted or have the right to sell on each trading day more than the applicable Daily Trading Limit.

(c) Subject to timely execution (without revocation by Executive or personal representative or the legal representative of his estate, in the event of his incapacity or death, respectively) of a Release pursuant to Section 8.6 and continued compliance with Exhibit A (provided, however, that none of the following shall be denied to Executive on the basis of any unintentional/inadvertent immaterial breach(es) of Exhibit A), during the period starting on the Termination Date and ending on and inclusive of the earlier of (i) the date, if any, on which Executive is eligible under an employee welfare plan of another employer to receive benefits substantially equivalent to the benefits provided under the Medical Plans, and (ii) the end of the Continuation Period, Executive and his eligible dependents shall be entitled, at the Company’s sole cost and expense, to continue participation in all Medical Plans in which such Executive and his eligible dependents were participating as of the Termination Date, at the same levels as existed as of the Termination Date, except that if the Company is unable to provide coverage under the Medical Plans, then the Company shall notify Executive on a timely basis to allow Executive to obtain COBRA benefits and shall reimburse Executive, on a monthly basis for the Continuation Period, an amount equal to the applicable COBRA premium for the Executive and his eligible dependents, on a “tax grossed-up basis”, and it shall be Executive’s responsibility to elect and maintain medical coverage under COBRA.

LiveOne, Inc./Aaron Sullivan Employment Agreement

8.5 Non-Renewal. If this Agreement is not terminated before the last day of the Term and prior to that date the Company and Executive do not (i) enter into a mutually acceptable extension of this Agreement, or (ii) enter into a new agreement relating to Executive’s employment with the Company to have effect after such date, or (iii) otherwise agree to continue Executive’s employment with the Company after such date without the benefit of an agreement relating to such employment, then this Agreement shall automatically end on the last day of the Term, and in such event:

(a) Executive is entitled to receive or otherwise to be provided, and the Company shall pay or provide to Executive:

(i) the aggregate of the following, in a single lump sum, on or before the date thirty (30) days after the effective date of such termination: (x) the Accrued Obligations and (y) subject to continued compliance with Exhibit A (provided, however, that none of the following shall be denied to Executive on the basis of any unintentional/inadvertent immaterial breach(es) of Exhibit A) any unpaid Prior Year Bonus, if any;

(ii) subject to continued compliance with Exhibit A (provided, however, that none of the following shall be denied to Executive on the basis of any unintentional/inadvertent immaterial breach(es) of Exhibit A) a Performance Bonus, if any, for the completed portion of the final fiscal year of the Term calculated pursuant to and payable in accordance with Section 5.2(b); and

(iii) the timely payment or timely provision of the Other Benefits in accordance with the terms and conditions of the applicable plan.

(b) Any Unvested Equity shall be immediately forfeited and any outstanding vested portion of Other Equity Awards and Equity Compensation, to the extent permitted under (x) applicable law and (y) the applicable equity incentive plan, shall remain outstanding and be exercisable, to the extent applicable, for a period of twelve (12) months from the Termination Date, but in all events no later than the end of the applicable term for each such award.

8.6 Release. In connection with any termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, each of the Company and Executive (or her legal or personal representative or the legal representative of her estate, in the event of her incapacity or death, respectively) shall execute and deliver a Mutual General Release in the form and substance of attached hereto as Exhibit B (a “Release”) and the Executive’s right to payment of, and the Company’s obligations to pay, the amounts specified in Sections 8.2(b), 8.4(a)(ii), 8.4(b) and 8.4(c) shall be subject to the execution (without revocation by Executive or personal representative or the legal representative of his estate, in the event of his incapacity or death, respectively) by Executive (or by his legal or personal representative or the legal representative of his estate, in the event of her incapacity or death, respectively) of such a Release within sixty (60) days after the Termination Date.

LiveOne, Inc./Aaron Sullivan Employment Agreement

8.7 No Mitigation. Executive is not required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. The Company shall not reduce the amount of any payment or benefit provided for herein by any compensation that Executive earns from another employer or from any other employment or from rendering services to or for the benefit of any other person or entity (including self-employment).

8.8 Compliance with Section 409A. Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the fifteenth (15th) day of the third (3rd) month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations issued thereunder (collectively, “Section 409A”). For purposes of this Agreement, termination of employment shall be deemed to occur only upon “separation from service” as such term is defined under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent any amounts payable by the Company to the Executive constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither Party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A, including a six (6) month delay of termination payments made to specified employees of a public company, to the extent then applicable. Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Any Section 409A payments which are subject to execution of a Release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in such following calendar year as necessary to comply with Section 409A. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Executive incurs such expenses, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Section 409A, however, the Company shall have no liability to Executive, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by Executive or any successor or beneficiary thereof, nor for reporting in good faith any payment of benefit as subject to Section 409A.

LiveOne, Inc./Aaron Sullivan Employment Agreement

8.9 Section 280G. The Company will be entitled to deduct or withhold from any amounts owing to the Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to the Executive’s compensation or other payments from the Company or any of its Affiliates or the Executive’s ownership interest in the Company or any of its Affiliates (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Affiliates does not make such deductions or withholdings, the Executive will indemnify and hold harmless the Company and its Affiliates for any amounts paid with respect to any such Taxes (but not including any penalties or interest due thereon, all of which shall be the responsibility of the Company). Notwithstanding any provision of this Agreement or any plan to the contrary, if all or any portion of the payments or benefits received or realized by Executive pursuant to this Agreement either alone or together with other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company or any of its Affiliates would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and/or any corresponding and applicable state law provision, the payments or benefits provided to Executive under this Agreement will be reduced by reducing the amount of payments or benefits payable to the Executive to the extent necessary so that no portion of the Executive’s payments or benefits will be subject to the excise tax imposed by Section 4999 of the Code and any corresponding and/or applicable state law provision. In the event such a reduction in payments or benefits is required, the reduction shall be applied in a manner to minimize the total payments and benefits reduced by first reducing payments and benefits a greater percentage of which are treated as parachute payments. Notwithstanding the foregoing, a reduction will be made under the previous sentence only if, by reason of that reduction, the Executive’s net after tax benefit exceeds the net after tax benefit he or she would realize if the reduction were not made. If a reduction in payments or benefits constituting “parachute payments” is necessary under this Section 8.9, (i) the payment and/or benefits (the “Payment”) shall be paid only to the extent permitted under the reduced payment alternative, and the Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock and RSUs awards shall be cancelled/reduced next and in the reverse order of the date of grant for such awards (i.e., the vesting of the most recently granted awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced, unless the Executive elects in writing a different order for cancellation; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. For purposes of this paragraph, “net after tax benefit” means the sum of (i) the total payments or benefits received or realized by the Executive pursuant to this Agreement all or a portion of which would constitute a “parachute payment” within the meaning of Section 280G of the Code and any corresponding and applicable state law provision, plus (ii) all other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company and any of its Affiliates all or a portion of which would constitute a “parachute payment” within the meaning of Section 280G of the Code and any corresponding and applicable state law provision, less (iii) the amount of FICA taxes and federal or state income taxes payable with respect to the payments or benefits described in (i) and (ii) above calculated at the maximum marginal individual income tax rate (without considering deductibility of state tax for federal tax purposes) for each year in which payments or benefits are realized by Executive (based upon the rate in effect for that year as set forth in the Code at the time of the first receipt or realization of the foregoing), less (iv) the amount of excise taxes imposed with respect to the payments or benefits described in (i) and (ii) above by Section 4999 of the Code and any corresponding and applicable state law provision.

LiveOne, Inc./Aaron Sullivan Employment Agreement

Unless the Company and the Executive otherwise agree in writing, any calculation required under this Section 8.9 shall be made in writing by the Company’s then independent public registered accounting firm (the “Accountants”), whose calculation shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of calculating the Executive’s options under this Section 8.9, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8.9. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.9.

8.10 Resignation from Directorships and Officerships. The termination of Executive’s employment with the Company for any reason will constitute Executive’s immediate resignation from (a) any officer, director or employee position Executive has with the Company or any of its Affiliates or subsidiaries, and (b) all fiduciary positions (including as a trustee) Executive holds with respect to any employee benefit plans or trusts established by the Company or any of its Affiliates or subsidiaries. Executive agrees that this Agreement shall serve as written notice of resignation in such circumstances, unless otherwise required by any plan or applicable law.

9. Additional Provisions

9.1 Entire Agreement; No Oral Amendments. This Agreement and the Confidentiality Agreement (including all exhibits and schedules attached hereto and thereto) together set forth the compete, entire, and final agreement between the Company and Executive relating to the subject matter hereof and terminates, cancels, and supersedes any and all prior agreements, communications, contracts, representations, or understandings, in each case whether oral or written, between the Company and Executive relating to the subject matter hereof; provided, that any equity compensation or other equity awards granted by the Company or any member of Company Group to Executive on or before the Effective Date (including restricted stock, restricted stock units, stock appreciation rights, and stock options) and the terms thereof shall remain in effect on the terms thereof. No amendment, modification, or supplement to this Agreement is valid, binding, or enforceable unless the same is in writing and executed and delivered on behalf of the Company and by Executive.

9.2 Notices. Each notice or other communication relating to this Agreement, in order to be effective, must be in writing, must be sent to the applicable address indicated below for the recipient (or to the then-most recent address of which the recipient has notified the sender in writing in accordance herewith), and must be sent, all costs, expenses, and fees prepaid by the sender, by (a) personal delivery, (b) first class registered mail, return receipt requested, or (c) a nationally recognized courier service that provides proof of delivery (e.g., FedEx, UPS) for delivery on the first business day immediately following the day on which the notice or other communication is deposited with the courier service. Each notice or communication given in accordance herewith is deemed effective: (i) upon actual receipt when delivered personally or by courier service, or (ii) three (3) business days after the date on which the notice or communication is deposited with the United States Postal Service, if sent by first class registered mail (or any earlier date evidenced by the proof of delivery).

LiveOne, Inc./Aaron Sullivan Employment Agreement

If to the Company: to the attention of the CEO, at the address of Company’s principle place of business, with copies to (which shall not constitute notice) the Company’s then Chief Financial Officer (by email), Tenia Muhammad (by email) and Sasha Ablovatskiy, Esq., of Foley Shechter Ablovatskiy LLP (by email to sablovatskiy@foleyshechter.com).

If to Executive: to the address listed as Executive’s primary residence in the human resource records and to Executive’s principal place of business.

9.3 Successors

(a) This Agreement is personal to Executive and Executive may not assign or delegate this Agreement without the prior written consent of the Company. This Agreement inures to the benefit of and is enforceable by Executive’s legal representatives, heirs, or legatees.

(b) The Company may not assign or delegate this Agreement without the prior written consent of Executive, except that the Company may assign or delegate this Agreement to any successor (whether direct or indirect, whether by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business or assets of the Company, subject to the condition that the successor, no later than fifteen (15) days after the occurrence of such succession, executes and delivers to Executive an instrument in from and substance acceptable to Executive (such approval not to be unreasonably withheld) pursuant to which the successor explicitly assumes and agrees to perform, comply with, and otherwise be bound by this Agreement in the same manner and to the same extent that the Company would be required to do so if no such succession had occurred. Subject to the immediately preceding sentence, this Agreement is binding upon and inures to the benefit of the Company and its permitted successors and permitted assigns. As used in this Agreement, the term “Company” means the Company as hereinbefore defined and any successor to is business or assets as aforesaid that assumes and agrees to perform this Agreement, whether by operation of law or otherwise.

(c) Any purported assignment or delegation in violation of this Section 9.3 is null and void ab initio and of no force or effect.

9.4 Severability. If any provision of this Agreement is determined to be illegal, invalid, or unenforceable, then such determination does not affect the legality, validity, or enforceability of the other provisions of this Agreement, all of which remain in full force and effect. Each of the Company and Executive agrees that in the event of any such determination the Company and Executive will negotiate to modify this Agreement so as to effect the original intent of the Company and Executive as close as possible to the fullest extent permitted by applicable law.

LiveOne, Inc./Aaron Sullivan Employment Agreement

9.5 Certain Interpretative Matters.

(a) For the purposes of this Agreement: (i) the term “Affiliate” means, with respect to a specified entity (the “specified entity”), at any particular time, any other present or future person or entity that at such time, directly or indirectly, controls, is under common control with, or is controlled by, the specified entity; and the term “control” (and, with correlative meanings, the terms “under common control with” and “controlled by) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of any entity, whether through ownership of voting securities, by contract, or otherwise).the terms “herein,” “hereof,” “hereto,” “hereunder,” and terms of similar import refer to this Agreement in its entirety and not to any particular provision; (ii) the term “include” (and its grammatical variations) is not limiting; and (iii) the term “or” is not exclusive. The headings of the Sections and other subdivisions of this Agreement are for convenience only, do not constitute a part of this Agreement, and are of no force or effect in connection with the construction or the interpretation of this Agreement. Except where expressly provided otherwise, each reference herein to an Article, Section, or other subdivision, or to an Exhibit or Schedule, is a reference to the applicable Article, Section, or other subdivision of, or exhibit or schedule to, this Agreement. Any and all share, option and restricted stock unit numbers set forth in this Agreement shall be proportionately adjusted (including any exercise price) as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise of the Company.

(b) In the event of any inconsistency or conflict between any of the provisions of this Agreement and any of the provisions of any of the Benefit Plans or any other award, code, form, plan, policy, or program of the Company (including any equity incentive plan of any Company Group member and any Award Agreement (as defined under the applicable equity incentive plan)), the provisions of this Agreement control and govern. No provision in any of the Benefit Plans or in any other award, code, form, plan, policy, or program related to a violation thereof being grounds for termination, or similar language, will result in a “cause” termination unless such violation is also Cause under this Agreement and the provisions hereof are complied with, and the foregoing applies even if Executive signs an acknowledgement or otherwise agrees to the provisions of such Benefit Plan or other policy, code, plan, or program (including any equity incentive plan of any Company Group member and any Award Agreement (as defined under the applicable equity incentive plan)). If any ambiguity or question of interpretation or of construction arises in connection with or relating to this Agreement, each of the Company and Executive agrees that this Agreement is to be interpreted and construed as if jointly drafted by both the Company and Executive and that no presumption or burden of proof is to arise favoring or disfavoring the Company or Executive by virtue of the authorship of any provision of this Agreement.

9.6 Survival. The following provisions survive the expiration or termination of the Employment Period and the Term (including any termination by reason of Executive’s breach of this Agreement): the terms and conditions of Exhibit A, Section 5.4, Section 6.5, Article 8, and this Article 9. The Confidentiality Agreement shall survive the expiration or termination of the Employment Period and the Term on the terms thereof.

9.7 Governing Law. The laws of the State of California (excluding any conflict of laws principles of that State that would result in the application of the laws of any jurisdiction other than the State of California) shall govern all matters in connection with, relating to, or arising from this Agreement.

LiveOne, Inc./Aaron Sullivan Employment Agreement

9.8 Authority. The Company represents and warrants that (a) it has the full corporate power and authority to execute, deliver, and perform this Agreement, and (b) the execution, delivery, and performance of this Agreement has been duly and validly authorized.

9.9 Costs and Expenses. Each Party shall pay the fees and expenses of his or its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

9.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which constitutes an original and all of which together constitute one and the same instrument. A manually executed counterpart of this Agreement delivered by means of e-mail as a Portable Document Format file (“.pdf”) (or in any present or future file format intended to preserve the original graphic and pictorial appearance of a document), or by means of facsimile transmission, constitutes the valid and effective execution and delivery of this Agreement for all purposes and has the same force and effect for all purposes as the personal delivery of a manually executed counterpart bearing an original ink signature.

[SIGNATURE PAGE FOLLOWS]

Execution Version

By signing below, each of the Company and Executive acknowledges that it or he has carefully read, fully understands, and accepts and agrees to be bound by the provisions of this Agreement.

LIVEONE, INC.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	CEO and Chairman

AARON SULLIVAN

/s/ Aaron Sullivan
(signature)

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT BETWEEN LIVEONE AND AARON SULLIVAN]

LiveOne, Inc./Aaron Sullivan Employment Agreement

Schedule “1”

Outside Activities, Investments and Board Positions

1) Intentional Sports 501(c)(3) – Treasurer

[END OF SCHEDULE “1”]

Execution Version

EXHIBIT A

CONFIDENTIALITY, NON-INTERFERENCE AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed by, or continuing employment with, LiveOne, Inc., a Delaware corporation (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following. All initially capitalized terms used but not defined herein have the respective meanings given to such terms in the Employment Agreement between the Company and me dated January 24, 2024 and effective as of October 1, 2023 (as amended, the “Employment Agreement”)

Section 1. Confidential Information.

(a) Company Group Information. I acknowledge that, during the course of my employment, I will have access to non-public information about the Company and its direct and indirect subsidiaries and affiliates (collectively, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and for the five (5) year period following my termination of my employment for any reason, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without written authorization of the Company or except as expressly permitted herein, any Confidential Information that I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company, or except as permitted herein, or as otherwise necessary to fulfill my duties to the Company. For the purposes hereof, “Confidential Information” means information that the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known or available to the public (without Executive’s or the Executive Parties’ (as defined in Exhibit B to the Employment Agreement) violation of this Confidentiality Agreement) and that the Company wishes to maintain as confidential. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, without limitation, proposals and development work for television programs, formats, copyright works, research, product plans, or other information regarding the Company’s products or services and markets, customer lists, and customers (including, without limitation, customers of the Company on whom I called or with whom I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, (a) Confidential Information shall not include (i) any of the foregoing items that are, or become, publicly known through no unauthorized disclosure by me, (ii) any of the foregoing items lawfully disclosed to me free of restriction from a source that was not legally or contractually prohibited from disclosing such item, or (iii) any of the foregoing items or other information that I had or owned prior to my employment with the Company, and (b) I am entitled to disclose Confidential Information (i) as agreed to in writing by the Company (other than as authorized in my capacity as an officer of the Company), (ii) within the Company Group to the extent necessary to perform my duties under this Confidentiality, Non-Interference and Invention Assignment Agreement (this “Confidentiality Agreement”), (iii) to my attorneys and accountants on a need-to-know basis in connection with asserting my rights under the Employment Agreement or this Confidentiality Agreement (provided such attorneys and accountants agree in writing to not otherwise disclose such Confidential Information, (iv) if reasonably necessary to defend my interests, or (v) to make any claim, pursuant to a litigation, arbitration or mediation involving this Confidentiality Agreement, provided, that with respect to clauses (iv) and (v) in any such defense, litigation, arbitration, mediation or any other proceeding, the parties agree to enter into a reasonable confidentiality order or agreement to preserve the confidentiality of any such Confidential Information used in such defense, litigation, arbitration, mediation or any other proceeding. Notwithstanding anything to the contrary contained herein, I am permitted to disclose any Confidential Information if and to the extent I am required to do so by, or pursuant to any appliable order of, any court, tribunal, or other governmental, judicial, arbitral, administrative, or regulatory authority, agency, or instrumentality. In the event I am so required to disclose any Confidential Information, I will, if permitted pursuant to applicable law, give the Company prompt notice thereof so that the Company Group, at its sole cost and expense, may seek an appropriate protective order and/or waive compliance with the confidentiality provisions of this Confidentiality Agreement.

LiveOne, Inc./Aaron Sullivan Employment Agreement-Exhibit A

(b) Former Employer Information. I represent that my performance of all of the terms of this Confidentiality Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.

Section 2. Developments.

(a) Developments Retained and Licensed. I hereby represent and warrant that there are not any developments, original works of authorship, improvements, or trade secrets which were created or owned by me prior to the commencement of the Employment Period (collectively referred to as “Prior Developments”). If the foregoing representation and warranty is breached, and during any period during which I perform or performed services for the Company both before or after the date hereof (the “Assignment Period”), I incorporate or have incorporated into a Company product, program, service or other work a Prior Development owned by me or in which I have an interest, then I hereby grant the Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Development, to the extent of my interest therein, as part of or in connection with such product, program, service or work.

LiveOne, Inc./Aaron Sullivan Employment Agreement-Exhibit A

(b) Assignment of Developments. I hereby assign to the Company all my right, title and interest throughout the world (if any) in and to any and all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, titles and working titles, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) trade secrets and confidential business information (excluding general industry knowledge and contacts) and all ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, technology, systems, and business and marketing plans and proposals, (v) rights in and to computer software (including object code, source code, data and related documentation), (vi) Internet Web sites, including domain name registrations and content and software included therein, (vii) other proprietary rights, including, without limitation, original works of authorship, content, dialogue, plots, scripts, scenarios, music programming, formats, graphics, productions, products, programs, services, concepts, moral rights, rights to characters, actions, acts, gags, routines, materials, ideas, names, likeness, image, personality, publicity etc., (viii) rights to exploit, collect remuneration for, and recover for past infringements of any of the foregoing and (ix) copies and tangible embodiments thereof (in whatever form or medium), whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice or cause to be conceived or developed or reduced to practice, or have conceived or developed or reduced to practice or have caused to be conceived or developed or reduced to practice, during the Employment Period, whether or not during regular working hours, in each case only if the applicable item (A) relates at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company or any of its Affiliates; (B) results from or relates to any work performed by me for the Company; or (C) is developed through the use of Confidential Information and/or resources of the Company (collectively referred to as “Developments”). I further acknowledge that all Developments which are or were made by me (solely or jointly with others) during the Assignment Period are “works made for hire” as to my contribution (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, I hereby assign any right, title and interest throughout the world in any such Development to the Company or its designee. If any Developments cannot be assigned, I hereby grant to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my service, whether during or after my employment with the Company, I agree not to (x) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (y) merge any such work of authorship with other Developments. To the extent rights related to paternity, integrity, disclosure and withdrawal (collectively, “Moral Rights”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights in and to all or any Developments and consent to any action of the Company Group that would violate such Moral Rights in the absence of such consent. I understand that the provisions of this Confidentiality Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code (attached hereto as Schedule A). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in Section 2870 of the California Labor Code and I bear the full burden of proving to the Company Group that an invention qualifies fully under Section 2870 of the California Labor Code. I acknowledge receipt of this Confidentiality Agreement and of written notification of the provisions of Section 2870 of the California Labor Code.

LiveOne, Inc./Aaron Sullivan Employment Agreement-Exhibit A

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Developments made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy, which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the business of the Company.

(d) Intellectual Property Rights. I agree to reasonably assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem reasonably necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Developments, and any intellectual property or other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead only to execute and file any such applications or records and only to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for past, present or future infringement of any and all proprietary rights assigned to the Company hereunder.

Section 3. Returning Company Group Documents. I agree that, at the time of termination of my employment with the Company for any reason, or earlier if reasonably requested, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company. I agree further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice. Notwithstanding the foregoing, I will be permitted to retain my rolodex (whether in written or electronic form (e.g. Microsoft Outlook Contacts)) and my personal files and memorabilia, except to the extent any of such contains Confidential Information.

LiveOne, Inc./Aaron Sullivan Employment Agreement-Exhibit A

Section 4. Disclosure of Agreement. As long as it remains in effect and during the Post-Termination Non-Interference Period, I will disclose the existence of this Confidentiality Agreement and my obligations hereunder to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.

Section 5. Restrictions on Interfering.

(a) Non-Interference. During the period of my employment with the Company (the “Employment Period”) and the Post-Termination Non-Interference Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.

(b) Definitions. For purposes of this Confidentiality Agreement:

(i) “Business Relation” shall mean any current or prospective client, customer, licensee, account, supplier or other business relation of the Company Group, or any such relation that was a client, customer, licensee, account, supplier, or other business relation within the twelve (12) month period prior to the expiration of the Employment Period, in each case, to whom I provided services, or with whom I transacted business.

(ii) “Interfering Activities” means (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group(each, a “Restricted Associate”) to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group, provided that the foregoing shall not be violated by general advertising not targeted at employees or consultants of any member of the Company Group; or (B) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group. Notwithstanding the foregoing, for the purposes hereof the term “Interfering Activities” excludes my taking all or any of the following actions, whether for my account or benefit or for the account or benefit of any other Person: (x) hiring any Restricted Associate or engaging any Restricted Associate to otherwise render services (whether consulting or otherwise), so long as in connection therewith I do not knowingly encourage, induce, or solicit, or knowingly attempt to encourage, induce, or solicit, the respective Restricted Associate in violation of the above clause (A) of this definition; (y) engaging in, accepting, or otherwise conducting business with any Business Relation, so long as in connection therewith I do not knowingly encourage, solicit, or induce, or knowingly attempt to encourage, solicit, or induce, the respective Business Relation in violation of the above clause (B) of this definition; or (z) communicating, or any Person at my direction communicating, to any Persons, including, without limitation, any Restricted Associate or any Business Relation, by any means, method, media, or format now or hereafter known (including, without limitation, via any present or future social media service, such as, without limitation, LinkedIn, Facebook, or Twitter), any change in my employment, including, but not limited to, the cessation of my employment with the Company or my employment with any Person other than the Company.

LiveOne, Inc./Aaron Sullivan Employment Agreement-Exhibit A

(iii) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(iv) “Post-Termination Non-Interference Period” means the period commencing on the date of the termination of my employment with the Company for any reason and ending on the twelve (12) month anniversary of such date of termination.

Section 6. Reasonableness of Restrictions. I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Confidentiality Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I acknowledge further that the restrictions and limitations set forth in this Confidentiality Agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

Section 7. Independence; Severability; Blue Pencil. Each of the rights enumerated in this Confidentiality Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Confidentiality Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Confidentiality Agreement, which shall be given full effect without regard to the invalid portions.

Section 8. Injunctive Relief. I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Confidentiality Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Confidentiality Agreement without the necessity of posting of a bond.

LiveOne, Inc./Aaron Sullivan Employment Agreement-Exhibit A

Section 9. General Provisions.

(a) Governing Law. Except where preempted by federal law, all matters in connection with, relating to, or arising from this Confidentiality Agreement, including, without limitation, the validity, interpretation, construction, and performance of this Confidentiality Agreement, is governed by and is to be construed under the laws of the state of California applicable to agreements made and to be performed in that state, without regard to conflict of laws rules of the State of California that would result in the application of the laws of any jurisdiction other than the state of California.

(b) Entire Agreement. This Confidentiality Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions and communications between the Company and me relating to the same. No modification or amendment to this Confidentiality Agreement, nor any waiver of any rights hereunder, will be effective unless in writing and signed and delivered by each of the Company and me. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Confidentiality Agreement.

(c) Successors and Assigns. Sections 9.3(b) and 9.3(c) of the Employment Agreement are incorporated into this Confidentiality Agreement by reference, mutatis mutandis. Notwithstanding anything to the contrary contained in the Employment Agreement or in this Confidentiality Agreement, the Company is prohibited from assigning or delegating all or any portion of this Confidentiality Agreement except in compliance with this Section 9(c) in connection with an assignment or delegation of the Employment Agreement that is effected in compliance with Sections 9.3(b) and 9.3(c) of the Employment Agreement. Subject to the two immediately preceding sentences, this Confidentiality Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be binding upon and for the benefit of the Company, its successors, and its assigns.

(d) Survival. The provisions of this Confidentiality Agreement shall survive the termination of my employment with the Company and/or the assignment, in compliance with the requirements hereof, of this Confidentiality Agreement by the Company to any successor in interest or other assignee, in each case subject to the temporal limitations contained herein.

(e) Construction. Each party hereto has had an adequate opportunity to have this Confidentiality Agreement reviewed by counsel. If an ambiguity or question of intent or interpretation arises, this Confidentiality Agreement shall be construed as if drafted jointly by the parties hereto. This Confidentiality Agreement shall be construed without regard to any presumption, rule or burden of proof regarding the favoring or disfavoring of any party hereto by virtue of the authorship of any of the provisions of this Confidentiality Agreement. If any provision of this Confidentiality Agreement conflicts with any of the provisions of the Employment Agreement, the respective provisions of the Employment Agreement govern and control.

[SIGNATURE PAGE FOLLOWS]

LiveOne, Inc./Aaron Sullivan Employment Agreement-Exhibit A

I, Aaron Sullivan, have executed this Confidentiality, Non-Interference and Invention Assignment Agreement on the date set forth below:

Date: January 24, 2024	/s/ Aaron Sullivan
(Signature)

Aaron Sullivan

ACCEPTED AND AGREED TO:

LIVEONE, INC.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	CEO and Chairman

[SIGNATURE PAGE TO CONFIDENTIALITY, NON-INTERFERENCE AND INVENTION ASSIGNMENT AGREEMENT BETWEEN LIVEONE AND AARON SULLIVAN]

Execution Version

SCHEDULE A

SECTION 2870 of the CALIFORNIA LABOR CODE
INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Execution Version

EXHIBIT B

[FORM OF]

MUTUAL RELEASE OF CLAIMS

This Mutual Release of Claims (this “Release”), is entered into as of the date of the last signature below, by and between LiveOne, Inc. (the “Company”) and Aaron Sullivan (“Executive”) and is executed by each of the Company and Executive pursuant to Article 8 of that certain Employment Agreement, dated as of January 24, 2024 and effective as of October 1, 2023 (the “Employment Agreement”), by and between the Company and Executive. Capitalized terms used in this Release without definition shall have the meanings ascribed thereto in the Employment Agreement. Executive and the Company sometimes are referred to herein collectively as the “Parties” and each individually as a “Party”. The Company and Executive agree as follows:

1. Release by Executive. Executive, on his own behalf and on behalf of his descendants, dependents, heirs, devisees, legatees, executors, administrators, Affiliates, legal or personal representatives, trustees, assigns, and successors (individually and collectively, the “Executive Parties”), and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges the Company, and each of its Affiliates, subsidiaries, divisions, or parents, past and present, and each of them, as well as their respective predecessors, assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, the “Company Parties”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, that Executive has ever had, or now has, or ever will have, against the Company Parties by reason of any and all acts, omissions, conditions, events, circumstances, or facts existing, occurring, or failing to occur at any time through the date of Executive’s execution of this Release that directly or indirectly arise out of, relate to, or are connected in any way with Executive’s employment by, services to (whether as an employee, officer, director, or otherwise), or separation from, all or any of the Company Parties, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation or ordinance relating to employment (the foregoing, as modified by the following clause, collectively, the “Executive Released Claims”); except that, notwithstanding anything to the contrary herein, the release set forth in this Section 1 expressly excludes, and shall not alter, limit, release, apply to, or otherwise affect (or affect Executive’s right to enforce), and the term Executive Released Claims shall not include: (a) the obligations and covenants of the Company and the rights of Executive in each case that, directly or by implication, survive the termination of Executive’s employment with the Company pursuant to Section [9.6] of the Employment Agreement, including, without limitation, any obligation of the Company to make the payments and provide the benefits and with respect to the Equity Compensation set forth in Article 8 of the Employment Agreement and to pay any Accrued Obligations or other compensation (as defined in the Employment Agreement); (b) any claim that is prohibited from being released as a matter of law; (c) any right of indemnification (or contribution) or to director and officer liability insurance coverage under the Employment Agreement or any of the Company’s (or any Company Party’s) organizational documents or at law under any plan or agreement applicable to the Executive (including, without limitation, pursuant to any certificate of incorporation, bylaws or any written agreements) or Section 6.5 of the Employment Agreement (d) any rights or claims of Executive (or her estate) as a stockholder of the Company (or as a holder of securities of the Company); (e) any vested rights or vested benefits under ERISA or under any Benefit Plan, (including, without limitation, any long-term or deferred compensation plan), or under any vested RSU, stock option or other equity grant agreements, to the extent such vested rights, vested equity or vested benefits continue in effect after the termination of the Employment Agreement); (f) workers’ compensation benefits; and (g) any rights or claims arising after the date of Executive’s execution of this Release.

LiveOne, Inc./Aaron Sullivan Employment Agreement - Exhibit B

2. It is a condition hereof, and it is the Parties’ intention in the execution of this Release, that the release set forth in Section 1 above shall be effective as a bar to each and all of the Executive Released Claims, and in furtherance of this intention, Executive, on behalf of himself and each and all of the other Executive Parties, hereby waives any and all rights and benefits conferred upon him by Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

3. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Release. Executive further expressly acknowledges and agrees that:

3.1 In return for this Release, he will receive consideration beyond that which he was already entitled to receive before entering into this Release;

3.2 He is hereby advised in writing by this Release to consult with an attorney before signing this Release;

3.3 He was given a copy of this Release on [_________], and informed that he had twenty-one (21) days within which to consider this Release, that changes (whether material or otherwise) will not restart the 21-day period;

3.4 Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

3.5 He was informed that he has seven (7) days following the date of execution of this Release in which to revoke this Release, and this Release will become null and void if Executive so elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven (7)-day revocation period. In the event that Executive exercises her right of revocation, neither the Company nor Executive will have any obligations under this Release.

LiveOne, Inc./Aaron Sullivan Employment Agreement - Exhibit B

4. Release by Company. The Company, on behalf of itself and each and all of the other Company Parties, hereby acknowledges full and complete satisfaction of and releases and discharges each and all of the Executive Parties from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, that all or any of the Company Parties have ever had, or now have, or ever will have, against all or any of the Executive Parties by reason of any and all acts, omissions, conditions, events, circumstances, or facts existing, occurring, or failing to occur at any time through the date of the Company’s execution of this Release that directly or indirectly arise out of, relate to, or are connected with Executive’s employment by, services to (whether as an employee, officer, director, or otherwise), or separation from, all or any of the Company Parties (the foregoing, as modified by the following clause, collectively, the “Company Released Claims”); except that notwithstanding anything to the contrary herein, the release set forth in this Section 4 expressly excludes, and shall not alter, limit, release, apply to, or otherwise affect, and the term Company Released Claims shall not include (a) the obligations of Executive that survive the termination of Executive’s employment with the Company pursuant to Section [9.6] of the Employment Agreement and that certain Confidentiality, Non-Interference, and Invention Assignment Agreement, dated as of January 24, 2024 and effective as of October 1, 2023, between the Company and Executive; and (b) any claims arising after the date of the Company’s execution of this Release.

5. It is a condition hereof, and it is the Parties’ intention in the execution of this Agreement, that the release set forth in Section 4 above shall be effective as a bar to each and all of the Company Released Claims, and in furtherance of this intention, the Company, on behalf of itself and each and all of the other Company Parties, hereby waives any and all rights and benefits conferred upon the Company Parties by Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

6. No Transferred Claims. Executive represents and warrants to the Company, that he has not heretofore assigned or transferred to any person or entity any of the Executive Released Claims or any part or portion thereof. The Company represents and warrants to Executive that it has not heretofore assigned or transferred to any person or entity any of the Company Released Claims or any part or portion thereof.

7. Miscellaneous.

7.1 Section Headings. The section headings contained in this Release are for reference purposes only and shall not affect in any way the meaning or interpretation of this Release.

7.2 Governing Law. All matters in connection with, relating to, or arising from this Release shall be governed by and construed in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof (to the extent that the application of the laws of another jurisdiction would be required thereby).

LiveOne, Inc./Aaron Sullivan Employment Agreement - Exhibit B

7.3 Amendments. This Release may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Executive and the Company or, in the case of a waiver, by the Party waiving compliance.

7.4 Waivers

(a) Except as otherwise provided herein, no action taken pursuant to this Release, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Release. Any term, covenant, agreement, obligation, undertaking, condition, representation or warranty under this Release may be waived at any time by the Party which is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term, covenant, agreement, obligation, undertaking, condition, representation or warranty.

(b) The failure of any Party to insist, in any one or more instances, upon performance of the terms or conditions of this Release shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

7.5 Severability. Any provision of this Release which is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Release, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

7.6 Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, and it will not be necessary in making proof of this Release or the terms of this Release to produce or account for more than one of such counterparts. All counterparts shall constitute one and the same instrument. Each Party may execute this Release via a facsimile (or transmission of a PDF file) of a counterpart of this Release. In addition, facsimile or PDF signatures of authorized signatories of any Party shall be valid and binding and delivery of a facsimile or PDF signature by any Party shall constitute due execution and delivery of this Release.

[SIGNATURE PAGE FOLLOWS]

LiveOne, Inc./Aaron Sullivan Employment Agreement - Exhibit B

IN WITNESS WHEREOF, each of the Company and Executive has executed this Release as of the respective date set forth below.

LIVEONE, INC.

By:
Name:	Robert S. Ellin
Title:	CEO and Chairman

AARON SULLIVAN

(signature)

LiveOne, Inc./Aaron Sullivan Employment Agreement - Exhibit B

EXHIBIT C

LOCK-UP RESTRICTIONS

During the Lock-Up Period, Executive will not, directly or indirectly: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, make any short sale, lend or otherwise dispose of or transfer any Common Stock, PodcastOne Common Stock, Slacker Common Stock or other underlying equity, as applicable, received under the Agreement as a result of any accelerated vesting (whether as a result of exercise, settlement or otherwise) (the “Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any Securities (with the actions described in clause (i) or (ii) above being hereinafter referred to as a “Disposition”); provided, however, that if the Company, PodcastOne, Slacker or such other subsidiary of the Company, as applicable, engages in an underwritten public offering of its respective equity or convertible securities prior to the end of the Lock-Up Period, the managing underwriter may waive the balance of the Lock-Up Period if requested by the Company in its sole and absolute discretion. The foregoing restrictions are expressly agreed to preclude Executive from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any of the Securities of Executive during the Lock-up Period, even if such Securities would be disposed of by someone other than Executive. Executive may sell some or all of the Securities with the Company’s prior written consent, so long as the purchaser complies with the provisions of the Agreement and this Exhibit C.

In addition, during the Lock-Up Period, Executive will not, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to any shares of Common Stock, PodcastOne Common Stock, Slacker Common Stock or other underlying equity, as applicable, borrow or pre-borrow any shares of Common Stock, PodcastOne Common Stock, Slacker Common Stock or other underlying equity, as applicable, or grant any other right (including, without limitation, any put or call option) with respect to shares of Common Stock, PodcastOne Common Stock, Slacker Common Stock or other underlying equity, as applicable, or with respect to any security that includes, is convertible into or exercisable for or derives any significant part of its value from shares of Common Stock, PodcastOne Common Stock, Slacker Common Stock or other underlying equity, as applicable, or otherwise seek to hedge Executive’s position in the Common Stock, PodcastOne Common Stock, Slacker Common Stock or other underlying equity, as applicable.

LiveOne, Inc./Aaron Sullivan Employment Agreement - Exhibit B

EXHIBIT D

Annual Performance Bonus Plan

[see Exhibit 10.2 to this Current Report on Form 8-K]

LiveOne, Inc./Aaron Sullivan Employment Agreement - Exhibit B

Participant Acknowledgment

The Participant acknowledges receipt of a copy of this Notice and LiveOne, Inc.’s (the “Company”) 2023 Annual Bonus Plan (as amended, modified or restated from time to time, the “Plan”), effective as of January 24, 2024 (and if applicable, the Award Agreement), and represents that he or she is familiar with the provisions hereof and thereof, and hereby accepts any Awards awarded to the Participant subject to all of the terms and provisions hereof and thereof. The Participant has reviewed this Notice and the Plan (and if applicable, the Award Agreement) in their entirety, has had an opportunity to obtain the advice of legal counsel prior to executing this Notice, and fully understands all provisions of this Notice and the Plan (and if applicable, the Award Agreement). The Participant hereby agrees that all questions of interpretation and administration relating to this Notice and the Plan (and if applicable, the Award Agreement) shall be solely resolved by the Plan Committee and the Board.

The Participant hereby acknowledges that he or she has had the opportunity to review with his own tax advisors the tax consequences of receiving this Notice and the Plan (and if applicable, the Award Agreement), and the transactions contemplated thereby, including any U.S. federal, state and local tax laws, and any other applicable taxing jurisdiction, prior to executing this Notice. Participant attests that he is relying solely on such advisors and not on any statements or representations of the Company or any of its agents or affiliates. Further, Participant hereby acknowledges and understands that he (and not the Company) shall be solely responsible for his or her tax liability that may arise as a result of receiving any Award (and if applicable, the Award Agreement).

PARTICIPANT:

/s/ Aaron Sullivan
(Signature)

Print Name: Aaron Sullivan

Dated: January 24, 2024

LiveOne, Inc./Aaron Sullivan Employment Agreement - Exhibit B

EXHIBIT E

Any transaction with any Special Purpose Acquisition Company (SPAC).

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